UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
Shenandoah Telecommunications Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SHENANDOAH TELECOMMUNICATIONS COMPANY
500 Shentel Way
Edinburg, Virginia 22824
_______________________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 25, 2023
_______________________________________________________
To our shareholders:
Notice is hereby given that the 2023 annual meeting of shareholders of Shenandoah Telecommunications Company will be held in the auditorium of the Company's offices at 500 Shentel Way, Edinburg, Virginia on Tuesday, April 25, 2023, at 11:00 a.m., Eastern Time for the following purposes:
1.to consider and vote upon a proposal to elect three directors of the Company to the Board of Directors of the Company (the “Board”) for a term expiring at the annual meeting of shareholders in the year 2026;
2.to ratify the Audit Committee’s selection of RSM US LLP as the Company’s independent registered public accounting firm for 2023;
3.to consider and approve, in a non-binding vote, the Company’s named executive officer compensation;
4.to consider and approve, in a non-binding vote, the frequency of future shareholder votes on named executive officer compensation; and
5.to consider and act upon any other business as may properly come before the meeting or any adjournment or postponement thereof.
Only shareholders of record at the close of business on March 2, 2023 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. All shareholders are cordially invited to attend this meeting. A light lunch will be provided.
Shareholders who wish to submit questions may do so in writing in advance of the Annual Meeting on our pre-meeting forum at www.proxyvote.com using their control number.
We have elected to furnish certain proxy materials to our shareholders electronically, so that we can both provide our shareholders with the information they need and also reduce our costs of printing and delivery and reduce the environmental impact of our annual meeting.
Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. Please promptly vote your proxy. You may vote online at www.proxyvote.com where you will need to enter the control number provided in the proxy materials, and then follow the instructions provided. Submitting the proxy online, by telephone or by mail before the annual meeting will not preclude you from voting during the live webcast at the annual meeting if you should decide to attend.

By Order of the Board of Directors,

Derek C. Rieger
Secretary
Dated: March 10, 2023
Important notice regarding the availability of proxy materials for the 2023 annual meeting of shareholders to be held on April 25, 2023: The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available electronically at www.proxyvote.com

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PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in the accompanying proxy statement, but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted upon at the 2023 annual meeting of shareholders and our fiscal year 2022 performance, please review the entire proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. We use the terms “Shentel,” the “Company,” “we,” “our” and “us” in this summary to refer to Shenandoah Telecommunications Company.
Annual Meeting

Date:	April 25, 2023
Time:	11:00 a.m. (Eastern Time)
Location:	500 Shentel Way, Edinburg, Virginia 22824
Record Date:	Shareholders of record at the close of business on March 2, 2023
Voting Matters

Proposals		Required Approval	Board Recommendation	Page Reference
1.	Election of directors	Majority of Votes Cast for Each Nominee	FOR each nominee	9
2.	Ratification of auditors	Majority of Votes Cast	FOR	42
3.	Advisory vote to approve executive compensation	Majority of Votes Cast	FOR	46
4.	Approve annual shareholder votes on executive compensation	Majority of Votes Cast	FOR	47
Corporate Governance Highlights
Shentel is committed to strong corporate governance practices and policies, which promote both the long-term interests of our shareholders and the accountability of the Board of Directors and management. The following table summarizes certain of our corporate governance practices and policies:

✔	Majority voting for director elections	✔	Active shareholder engagement
✔	Independent directors regularly meet without management present	✔	Policies prohibiting hedging of Company shares
✔	Board regularly assesses its performance through board and committee self-evaluations	✔	Board is 87.5% independent (CEO is only management director) and 37.5% female/minority
✔	Board committees consist solely of independent directors	✔	No poison pill
✔	Robust stock ownership guidelines
We value an open and active dialogue with our shareholders and we believe that regular communication with our shareholders is vital to our long-term success. We strive to foster strong shareholder relationships that lead to a mutual understanding of issues and approaches. During 2022, members of our management team continued to safely meet and communicate with many of our shareholders to ensure that we fully understand our shareholders’ concerns with respect to governance and compensation-related matters.

Board of Directors
The following table contains information about each member of the Board of Directors of Shentel, including the three incumbent directors — Tracy Fitzsimmons, John W. Flora, and Kenneth L. Quaglio — whose terms are set to expire at the 2023 annual meeting of shareholders and have been nominated for reelection to the Board to serve three-year terms expiring at the annual meeting of shareholders in 2026.

					Committee Memberships
Name	Age	Director Since	Principal Occupation	Audit Committee Financial Expert	Audit	Compensation	Nominating & Corporate Governance
Victor C. Barnes	58	2022	Chief of Connected Planning of Anaplan, Inc.			—	—
Thomas A. Beckett	55	2018	SVP, GC and Secretary of American Public Education, Inc.	—	—	—
Tracy Fitzsimmons	56	2005	President of Shenandoah University	—	—
John W. Flora	68	2008	Attorney and Shareholder of Flora Pettit PC	—	—
Christopher E. French	65	1996	President and CEO of Shentel	—	—	—	—
Richard L. Koontz, Jr.	65	2006	President of Holtzman Oil Corporation	—	—		—
Kenneth L. Quaglio	64	2017	Partner, Kearney, Inc.			—	—
Leigh Ann Schultz	49	2016	CFO of Harvest Host Inc.			—	—

Member	Chairperson	Audit Committee Financial Expert

2022 Executive Compensation (see page 20)
Compensation decisions regarding executive compensation are made by the Compensation Committee or, with respect to the Company’s Chief Executive Officer or Chief Operating Officer, the Board of Directors. The Compensation Committee believes that a sensibly-structured, incentive-aligning compensation program is critical to the creation of long-term stockholder value. The following table summarizes certain highlights of our compensation practices:

What We Do:		What We Don’t Do:
✔	Align pay with performance by linking a substantial portion of compensation to the achievement of predefined performance metrics and share price	x	Do NOT provide tax gross-ups in any circumstance
✔	Retain an independent compensation consultant	x	Do NOT provide excessive perquisites for executives
✔	Require compliance with stock ownership guidelines for directors and executive officers	x	Do NOT provide guaranteed bonuses
✔	Place caps on incentive award opportunities	x	Do NOT provide discount stock options or stock appreciation rights
✔	Maintain a clawback policy	x	Do NOT pay dividends on performance units prior to vesting
✔	Prohibit hedging of Company shares and option trading	x	Do NOT permit unapproved pledging of our common stock
		x	Do NOT add back to our equity compensation plan reserves any shares tendered as payment for shares withheld for taxes
At the 2020, 2021 and 2022 annual meetings of shareholders, approximately 98%, 99% and 98% of votes cast in the annual “Say on Pay” vote, respectively, were in favor of the compensation of the Company’s named executive officers. In light of this strong support, the Compensation Committee decided to maintain the core design of our compensation program for 2022 and 2023.
Corporate Social Responsibility
Shentel is committed to growing its business in a sustainable and socially responsible manner, and our Board of Directors and management team are committed to Shentel’s vision to make a positive difference in the communities we serve. This commitment is supported at all levels of the Company. Through our actions, our goal is to make a positive difference in the communities we serve through our dedication to providing high quality and reliable services, our sincere commitment to being a good employer, our efforts to minimize our impact on the environment, our ongoing engagement and support for the communities where we operate and our unwavering and strict adherence to the highest ethical standards.

SHENANDOAH TELECOMMUNICATIONS COMPANY
500 Shentel Way
Edinburg, Virginia 22824
Annual Meeting of Shareholders
April 25, 2023

PROXY STATEMENT
GENERAL INFORMATION
Proxy Solicitation
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Shenandoah Telecommunications Company for use at Shenandoah Telecommunications Company’s 2023 annual meeting of shareholders to be held in the auditorium of the Company's offices at 500 Shentel Way, Edinburg, Virginia on Tuesday, April 25, 2023, at 11:00 a.m. Eastern Time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.
The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by electronic delivery, officers and other employees of the Company may solicit proxies by personal interview, telephone and e-mail. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.
A list of shareholders entitled to vote at the annual meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at the Company’s offices at 500 Shentel Way, Edinburg, Virginia, and at the time and place of the meeting during the whole time of the meeting.
This proxy statement is first being delivered to the Company’s shareholders on or about March 10, 2023. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing certain proxy materials (Proxy Statement, Proxy Card, Annual Report on Form 10-K) and a letter to shareholders by providing access to these materials electronically on the Internet. As such, we are not mailing a printed copy of these proxy materials to each shareholder of record or beneficial owner, and our shareholders will not receive printed copies of these proxy materials unless they request this form of delivery. Printed copies will be provided upon request at no charge. We are delivering a Notice of Meeting and a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to our shareholders on or about March 10, 2023. The Notice of Internet Availability is in lieu of mailing the printed proxy materials, and contains instructions for our shareholders as to how they may: (1) access and review our proxy materials on the Internet; (2) submit their proxy; and (3) request printed proxy materials. Shareholders may request to receive printed proxy materials by mail or electronically by e-mail on an ongoing basis by following the instructions in the Notice of Internet Availability. We believe that providing proxy materials electronically will enable us to save costs associated with printing and delivering the materials and reduce the environmental impact of our annual meetings. A request to receive proxy materials in printed form will remain in effect until such time as the shareholder elects to terminate it.
Voting and Revocability of Proxies
Shares of the Company’s common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted FOR: (1) the election of the three director nominees to the Company’s Board of Directors for a term expiring in 2026; (2) auditor ratification; (3) the approval, in a non-binding vote, of the

Company’s named executive officer compensation; and (4) to consider and approve, in a non-binding vote, a proposal to conduct future shareholder votes on named executive officer compensation annually. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the proxy will vote on such matter in their own discretion.
A shareholder executing a proxy may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to the Company’s Secretary, by subsequently filing another proxy bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke the shareholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.
Voting Procedure
Record Date. All holders of record of the common stock at the close of business on March 2, 2023, will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such shareholder. As of March 2, 2023, there were 50,246,717 shares of common stock outstanding.
Quorum. A majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting, who will determine whether or not a quorum is present. Abstentions (which occur when a shareholder chooses to abstain from voting on any or all proposals) and any broker non-votes (which are described below) will be counted for purposes of determining the presence of a quorum at the annual meeting but will have no effect on the outcome of the proposals presented in this proxy statement as discussed below.
When broker-dealers who hold their customers’ shares in street name do not receive specific voting instructions from their customers, the broker-dealers may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on “routine” proposals, which under such rules typically include the ratification of auditors, but cannot vote on “non-routine” matters. A “broker non-vote” occurs with respect to any non-routine proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares. The ratification of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2023 (Proposal No. 2) is considered a routine matter under applicable rules, and no broker non-votes will occur in connection with this proposal. The election of directors (Proposal No. 1), the approval of the Company’s named executive officer compensation (Proposal No. 3), and the approval to conduct future shareholder votes on named executive officer compensation annually (Proposal No. 4) are considered non-routine matters under applicable rules, and therefore broker non-votes may exist in connection with these proposals.
Approval Standards. The shareholder vote required to approve each proposal is set forth below.
•The election of directors (Proposal No. 1) requires the affirmative vote of a majority of the votes cast for the election of directors. This means that a director nominee must receive more votes cast “for” than “against” their election in order to be elected.
•The proposal to ratify the Audit Committee’s selection of RSM US LLP as the Company’s independent registered public accounting firm for 2023 (Proposal No. 2) requires the affirmative vote of a majority of the votes cast and will be approved if the number of votes cast “for” the proposal exceeds the number of votes cast “against” the proposal.
•The proposal to approve, in a non-binding vote, the Company’s named executive officer compensation (Proposal No. 3) requires the affirmative vote of a majority of the votes cast and will be approved if the number of votes cast “for” the proposal exceeds the number of votes cast “against” the proposal.
•The proposal to approve, in a non-binding vote, the frequency of future shareholder votes on named executive officer compensation (Proposal No. 4), will be determined based on which option of one year, two years or three years receives a majority of all the votes cast. Any option that received a majority of all the votes cast will be the frequency of future shareholder votes on named executive officer compensation that has been recommended by shareholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by shareholders.
With respect to each of the proposals presented in this proxy statement, abstentions and broker non-votes will have no effect on the outcome of the proposals because they are not considered “votes cast” under the majority-of-votes-cast voting standard.
Annual Report on Form 10-K
The Company is required to file an Annual Report on Form 10-K for the year ended December 31, 2022 with the SEC. Shareholders may obtain, free of charge, an additional copy of the 2022 Annual Report on Form 10-K, without exhibits, by following the instructions in the Notice of Internet Availability or by writing to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Shareholder Services. The Annual Report on Form 10-K is also available through the Company’s website at www.shentel.com. The Annual Report on Form 10-K and letter to shareholders are not part of the proxy-soliciting materials.
Important Notice Regarding Delivery of Shareholder Documents
The Company has taken advantage of the “householding” rules of the SEC. For shareholders requesting to receive our Notice of Internet Availability or a full paper set of our proxy materials in printed form, the householding rules permit the delivery of one set of the printed proxy materials to shareholders who have the same address to conserve resources and achieve the benefit of reduced printing and mailing costs. If you wish to receive an additional copy of our Annual Report on Form 10-K, this proxy statement, or the letter to shareholders, you may follow the instructions on the Notice of Internet Availability or make a written request to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Shareholder Services, or call us at 540-984-5200. If you are receiving multiple copies of our Annual Report on Form 10-K, proxy statement or letter to shareholders and would like to receive only one copy per household in the future, or are receiving one copy and would like to receive separate copies, you can request householding or electronic delivery by contacting Shareholder Services in the same manner.

SECURITY OWNERSHIP
Management Ownership of Common Stock
The following table presents, as of March 2, 2023, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by the following persons:
•each director and each nominee to the Board of Directors;
•each executive officer of the Company named in the summary compensation table under the “Executive Compensation” section of this proxy statement; and
•all directors and executive officers of the Company as a group.
As of March 2, 2023, there were 50,246,717 shares of common stock outstanding.
The information presented below regarding beneficial ownership of the Company’s common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be the beneficial owner of any security as to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Name of Beneficial Owner (Directors, Nominees and Executive Officers)	Amount and Nature of Beneficial Ownership		Percent of Class (%)
Victor C. Barnes	4,775		*
Thomas A. Beckett	12,494		*
Tracy Fitzsimmons	31,711		*
John W. Flora	33,494		*
Christopher E. French	1,931,004	(a)	3.84
Richard L. Koontz, Jr.	43,586		*
Kenneth L. Quaglio	15,581		*
Leigh Ann Schultz	15,431	(b)	*
Edward H. McKay	48,068		*
James J. Volk	21,115		*
Elaine M. Cheng	8,452		*
Richard W. Mason Jr.	7,604		*
All directors, nominees and executive officers as a group (16 persons)	2,180,604		4.34
*Less than 1%.
_______________________________________________________
(a)The shares of common stock shown as beneficially owned by Mr. French include 64,296 shares of common stock owned by his wife, 37,796 shares owned by one of his adult children, 854,945 shares owned of record by seven trusts for the benefit of Mr. French’s family members for which Mr. French serves as trustee, and 345,000 shares of common stock owned of record by a trust for the benefit of his family members for which one of his adult children serves as trustee. Mr. French disclaims beneficial ownership of the shares owned of record by spouse, his child and the trust for which his child serves as trustee.
(b)The shares of common stock shown as beneficially owned by Ms. Schultz include 38 shares owned of record by her spouse. Ms. Schultz disclaims beneficial ownership of such shares.
The percentage of beneficial ownership as to any person as of March 2, 2023, is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of March 2, 2023, plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.
Principal Shareholders
The following table presents, as of March 2, 2023, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by each person known to the Company to be the beneficial owner of more than 5% of the common stock. The information is based on the most recent Schedule 13G filed with the SEC on behalf of such persons.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (%)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,158,749	16.24
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	5,488,846	10.92
The shares of common stock shown as beneficially owned by BlackRock, Inc. were reported on Schedule 13G/A filed with the SEC on January 23, 2023. BlackRock, Inc. reported sole power to vote 8,052,439 shares and sole power to dispose of 8,158,749 shares.
The shares of common stock shown as beneficially owned by The Vanguard Group, Inc. were reported on Schedule 13G/A filed with the SEC on February 9, 2023. The Vanguard Group, Inc. reported sole voting power of 0 shares, shared voting power of 32,322 shares, sole dispositive power of 5,411,432 shares, and shared dispositive power of 77,414 shares.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the Company’s common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. Based upon our examination of the copies of Forms 3, 4, and 5, and amendments thereto filed electronically with the SEC and the written representations of our directors, executive officers and 10% shareholders, we believe that, except as previously disclosed, during fiscal 2022, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Nominees for Election as Directors for Terms Expiring in 2026
The Company’s articles of incorporation provide that the Board of Directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of shareholders in 2024 and at the annual meeting of shareholders in 2025, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.
Tracy Fitzsimmons, John Flora, and Kenneth Quaglio have been nominated for election to the class with a three-year term that will expire at the annual meeting of shareholders in 2026. Dr. Fitzsimmons, Mr. Flora, and Mr. Quaglio are incumbent directors who have served on the Board of Directors since 2005, 2008, and 2017, respectively. Biographical information regarding each of the nominees is available below under “Board and Board Committee Matters—Information About Nominees and Continuing Directors.”
Director Nomination Process
The Board of Directors has, by resolution, adopted a director nomination policy. The purpose of the nomination policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nomination policy is administered by the Nominating and Corporate Governance Committee of the Board of Directors.
The Nominating and Corporate Governance Committee seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Board of Directors’ assessment of potential members shall include, but not be limited to, consideration of diversity, in the broadest sense, reflecting geography, age, gender, leadership, perspectives, educational background, other board experience and commitments, business and professional achievements, skills and experience in the context of the needs of the Board of Directors; the candidate’s independence under SEC and Nasdaq listing rules; the candidate’s service on other Boards of Directors; the absence of conflicts of interest that might impede the proper performance of the candidate’s responsibilities as a director; the candidate’s ability to devote sufficient time to Board matters; and the candidate’s ability to work effectively and collegially with other Board members. The Nominating and Corporate Governance Committee endeavors to include women and minority candidates in the qualified pool from which Board candidates are chosen. The Committee does not give particular weight to any one factor, but instead considers how the attributes of a candidate or nominee would enhance the Board’s overall qualifications and effectiveness. In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee will review such director’s overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during the term. For those potential new director candidates who appear upon first consideration to meet the Board’s selection criteria, the Nominating and Corporate Governance Committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates. The effectiveness of the Nominating and Corporate Governance Committee’s candidate selection criteria is assessed through the Committee’s annual review of policies regarding Board and committee membership.
The Nominating and Corporate Governance Committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of shareholders, the Nominating and Corporate Governance Committee will consider any written recommendations of director candidates by shareholders received by the Secretary of the Company not later than 120 days before the anniversary of the previous year’s annual meeting of shareholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

The nomination policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nomination process. The Nominating and Corporate Governance Committee intends to review the nomination policy at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the nomination policy at any time, in which case the most current version will be available on the Company’s website at www.shentel.com.
Approval of Nominees
Approval of the nominees requires the affirmative vote of a majority of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees. In the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the Board of Directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.
The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

BOARD AND BOARD COMMITTEE MATTERS
Information About Nominees and Continuing Directors
Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.
Nominees for Terms Expiring in 2026

Name	Age	Director Since
Tracy Fitzsimmons	56	2005
John W. Flora	68	2008
Kenneth L. Quaglio	64	2017
Tracy Fitzsimmons is President of Shenandoah University, located in Winchester, Virginia, a position she has held since July 2008. She previously served as Senior Vice President for Academic Affairs of Shenandoah University since October 2006 and Vice President of Academic Affairs from July 2002 to October 2006. Dr. Fitzsimmons received Ph.D. and M.A. degrees from Stanford University and a B.A. degree from Princeton University. Dr. Fitzsimmons brings to the Board significant experience, qualifications, attributes and skills, including her educational background, budgeting and financial experience with a large diverse educational organization, overall leadership experience and responsibilities as president of a university that offers undergraduate, masters and professional doctorate degrees and is considered a technology leader among higher education institutions.
John W. Flora has been an attorney-at-law since 1980, and currently is a shareholder of Flora Pettit PC in Harrisonburg, Virginia. Mr. Flora’s business and tax practice has ranged from serving as lead counsel of a publicly-held Fortune 500 company to representing private companies and their owners from business formation through succession. Mr. Flora brings to the Board significant experience, qualifications, attributes and skills, including his career as an attorney with a regional law firm and his substantial experience in advising public companies, as well as his experience in assisting businesses with a wide variety of legal and regulatory issues.
Kenneth L. Quaglio is currently a Partner at the consulting firm Kearney, Inc., where he is part of the Communications, Media and Technology group, which he joined in 2022. From 2017 through 2022, Mr. Quaglio was CEO and President of Celerity IT, LLC, a business acceleration consulting group that specializes in developing digital business solutions, including mobile applications. From 2014 through 2017, Mr. Quaglio was CEO and President of Siteworx, LLC, a leading digital marketing consultancy. From 2012 through 2014, Mr. Quaglio served as Chief Operating Officer of 3Pillar Global, Inc., a global software product development company. From 2009 through 2012 he was Partner/Principal,

Advisory Services Performance Improvement for Ernst and Young, LLP. Mr. Quaglio brings to the Board significant experience, qualifications, attributes and skills, including his experience as a CEO, and his expertise in strategy, planning and execution, leadership and management, new business development, and technology services. Mr. Quaglio also serves as an audit committee financial expert.
Directors Whose Terms Expire in 2024

Name	Age	Director Since
Thomas A. Beckett	55	2018
Richard L. Koontz, Jr.	65	2006
Leigh Ann Schultz	49	2016
Thomas A. Beckett has served as the Senior Vice President, General Counsel and Secretary of American Public Education, Inc. (APEI), a publicly-traded provider of online and on-campus post-secondary education headquartered in Charles Town, West Virginia since 2016. Mr. Beckett also serves as the General Counsel and Secretary of American Public University System, Inc. (APUS), a wholly-owned subsidiary of APEI, and has held various other positions with APUS since joining the company in 2011. From 2007 to 2010, Mr. Beckett was the General Counsel and Chief Operating Officer of InnoZen, Inc. (now CURE Pharmaceutical) and HealthSport, Inc., pharmaceutical and dietary supplement technology companies located in California. Mr. Beckett also held various other leadership positions at these companies. Prior to this work, Mr. Beckett was an attorney at the international law firms King & Spalding LLP and Holland & Knight LLP. Mr. Beckett began his career as a banking officer with First Union National Bank. Mr. Beckett brings to the Board significant experience, qualifications, attributes and skills, including his significant experience providing advice and guidance to Boards of Directors and executive management, his expertise in corporate governance, and his experience as an executive officer of a public company.
Richard L. Koontz, Jr. was appointed President of Holtzman Oil Corporation, a supplier and distributor of petroleum products located in Mt. Jackson, Virginia, in 2022, prior to which he served as Vice President since 1988. Mr. Koontz brings to the Board significant experience, qualifications, attributes and skills, including his experience as a member of senior management of a successful regional business, with substantial budget authority and finance responsibilities, his community service through membership on the Shenandoah County Public Schools Board, and his knowledge of the Company’s extensive local shareholder base.
Leigh Ann Schultz is the CFO of Harvest Hosts Opco, LLC, a membership-based travel and recreation company; she has held this position since March of 2021. Ms. Schultz was previously the CFO of Streetsense, LLC, a strategy and design consultancy, from May 2017 to February 2021. From 2016 to May 2017, she was founder and CEO of Vintage Advisory, LLC, a strategic advisory firm supporting private equity firms with performance improvement, financial advisory and strategic planning support for their portfolio companies. From 2014 through 2016, she was Managing Director for MorganFranklin Consulting, a strategy and execution-focused business consulting firm. Ms. Schultz brings to the Board significant experience, qualifications, attributes and skills, including leadership roles in the telecommunications industry, service in the Division of Corporation Finance of the Securities and Exchange Commission, and public accounting experience with Ernst & Young. Ms. Schultz is a certified public accountant and a National Association of Corporate Director Board Leadership Fellow. Ms. Schultz also serves as an audit committee financial expert.
Directors Whose Terms Expire in 2025

Name	Age	Director Since
Victor C. Barnes	58	2022
Christopher E. French	65	1996
Victor C. Barnes most recently served as Chief of Connected Planning at Anaplan, a business planning software company, from 2021 to September 2022. Prior to joining Anaplan, Mr. Barnes spent over 25 years (1994-2020) at The Coca-Cola Company, an international beverage company, in various capacities, including most recently, Vice President, Global Chief Financial Officer, McDonald’s Division. While serving at The Coca-Cola Company, Mr. Barnes established a commercial finance function for The Coca-Cola’s Glaceau business unit (now Smartwater), after the acquisition in 2007.

Subsequently, in 2015, Mr. Barnes served as the Chief Financial Officer for Coca-Cola Canada until 2018, when he took on his subsequent role. He is also a Certified Public Accountant. Mr. Barnes brings to the Board significant experience, qualifications, attributes and skills, including extensive financial leadership experience and an in-depth knowledge of critical accounting, tax and treasury issues, along with a deep appreciation for the technology sector, both from his experience at The Coca-Cola Company and at Anaplan. Mr. Barnes also serves as an audit committee financial expert.
Christopher E. French has served as President and Chief Executive Officer of the Company and its subsidiaries since 1988 and has served as Chairman of the Board of Directors since 1996. Prior to his appointment as President, he held a variety of positions with the Company, including Executive Vice President and Vice President - Network Service. Mr. French served on the Board of Directors of First National Corporation until May of 2018. Mr. French brings to the Board significant experience, qualifications, attributes and skills, including his engineering and business education, telecommunications industry experience, knowledge of and history with the Company, and public company knowledge, including knowledge gained from his past service as a director of First National Corporation. In addition, his substantial ownership of the Company’s common stock serves to align his interests with the Company’s shareholders.
Director Independence
The Board of Directors has determined that, with the exception of Christopher E. French, each of the directors and director nominees is an “independent director,” as that term is defined in Nasdaq Listing Rule 5605(a)(2).
Shareholder Communications with the Board of Directors
The Board of Directors welcomes communications from the Company’s shareholders, and has adopted a procedure for receiving and addressing those communications. Shareholders may send written communications to either the full Board of Directors or the non-management directors as a group by writing to the Board of Directors or the non-management directors at the following address: Board of Directors/Non-Management Directors, Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary. Communications by e-mail should be addressed to corpsec@shentel.net and marked “Attention: Corporate Secretary” in the “Subject” field. The secretary will review and forward all shareholder communications to the intended recipient, except for those shareholder communications that are outside the scope of Board matters or duplicative of other communications by the applicable shareholder previously forwarded to the intended recipient.
Meetings of the Board of Directors
The Board of Directors held twelve (12) meetings during 2022. During 2022 each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of each committee of the Board of Directors on which such director served. In addition, the independent directors, under the leadership of the Lead Independent Director, met without management present ten (10) times during 2022.
All of the Company’s directors attended the Company’s annual meeting of shareholders in 2022, which was held virtually. The Board of Directors has adopted a policy that all directors should attend the annual meeting of shareholders.
Committees of the Board of Directors
The Board of Directors currently has a standing Audit Committee, a standing Compensation Committee, and a standing Nominating and Corporate Governance Committee. Each committee has a written charter that is available on our website at www.shentel.com.
Audit Committee. The Audit Committee, which held four (4) meetings during 2022, consists of Ms. Schultz, who is the Chair, Mr. Barnes, and Mr. Quaglio. The Board of Directors has determined that each current Audit Committee member meets the independence requirements applicable to audit committee members under the Nasdaq listing rules and rules of the SEC. The Board of Directors has also determined that Ms. Schultz, Mr. Barnes, and Mr. Quaglio are “audit committee financial experts,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and are independent of management. The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent auditors; pre-approving all audit and non-audit services by the independent auditors; reviewing the scope of the audit plan and the results of each audit with management and the independent auditors; reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures; reviewing the performance of the Company’s internal audit department; reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC; and, providing oversight of the Company’s enterprise risk management process, including cybersecurity risk.
Compensation Committee. The Compensation Committee, which held four (4) meetings during 2022, consists of Mr. Flora, who is the chair, Dr. Fitzsimmons and Mr. Koontz. The Board of Directors has determined that each current Compensation Committee member meets the independence requirements applicable to compensation committee members under the Nasdaq listing rules and rules of the SEC. The Compensation Committee is responsible, among its other duties, for establishing compensation philosophy, considering and approving or making recommendations to the Board of Directors concerning the salaries, incentive compensation awards, severance arrangements and other employment matters for the top levels of management of the Company (including the Chief Executive Officer), considering and making recommendations to the Board of Directors with respect to programs for human resource development and management organization and succession, overseeing the Company’s handling of human capital management matters and related disclosures, monitoring and evaluating matters relating to the Company’s efforts supporting diversity, equity and inclusion, overseeing and administering the Company’s employee benefit and incentive plans (including the Company’s stock incentive plans), reviewing and making recommendations to the Board with respect to compensation of non-employee directors and overseeing the Company’s stock ownership guidelines for officers and directors.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which held three (3) meetings during 2022, presently consists of Dr. Fitzsimmons, who is Chair, Mr. Beckett and Mr. Flora. The Board of Directors has determined each Nominating and Corporate Governance Committee member meets the independence requirements prescribed by the Nasdaq listing rules. The Committee is responsible for recommending candidates for election to the Board of Directors for approval and nomination by the Board of Directors. The Committee is also responsible for making recommendations to the Board of Directors or otherwise acting with respect to corporate governance matters, including Board size, director independence and membership qualifications. In addition, the Committee is responsible for new director orientation; committee structure and membership; communications with shareholders; Board and committee self-evaluations; and exercising oversight with respect to the Company’s code of conduct, insider trading policy, environmental, social and governance policies, objectives and practices (including the Company's strategy relating to such matters), corporate governance guidelines and other policies and procedures regarding adherence with legal requirements.
Leadership Structure
Leadership of the Board of Directors consists of two positions, the Board’s Chairman and the Board’s Lead Independent Director. Mr. French serves as Chairman and Dr. Fitzsimmons serves as Lead Independent Director.
The Company combines the roles of Chairman and Chief Executive Officer. The Board has given careful consideration to the merits of separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its shareholders are best served by having Mr. French serve as both Chairman of the Board of Directors and Chief Executive Officer. Mr. French’s combined role as Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and executive management and it allows for a single, clear focus for the chain of command to execute the Company’s strategic initiatives and business plans. Mr. French receives assistance with his Board and executive management responsibilities from the Lead Independent Director and the Chief Operating Officer, respectively. Requiring that the Chairman of the Board be an independent director is not necessary to ensure that our Board provides independent and effective oversight of the Company’s business and affairs. Such oversight is maintained through the composition of our Board, the strong leadership of our independent directors and Board committees, and our corporate governance structures and processes.
The Board of Directors is composed of independent, active and effective directors. Seven (7) out of our current eight (8) directors meet the independence requirements of the Nasdaq listing rules. Mr. French is the only member of executive management who is also a director.
The Board of Directors and its committees vigorously oversee the effectiveness of the Company’s policies and management’s decisions, including the execution of key strategic initiatives. Each of the Board’s committees is composed entirely of independent directors. Consequently, independent directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, including Mr. French’s compensation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. The Compensation Committee, together with the other independent directors, conducts an annual performance review of the Chief Executive Officer, assessing the Company’s financial and non-financial performance and the quality and effectiveness of Mr. French’s leadership.

The Board designated Dr. Fitzsimmons as Lead Independent Director in September 2016. The Lead Independent Director leads all meetings of independent directors, assists with ensuring the proper functioning of the Board such as maintaining the Board’s focus on strategic issues, and ensures appropriate participation in discussions and meetings by all Board members. In addition to their reliance upon the Lead Independent Director, the Board and each Board committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.
Board Size and Diversity
As set forth in the Company’s Corporate Governance Guidelines, the Board periodically considers the appropriate size, function, needs and composition of the Board. Currently, the Board has eight (8) members. The Board may expand or reduce the size of the Board further in the future if it determines a change is appropriate. The Nominating and Corporate Governance Committee also periodically reviews the size of the Board and recommends any proposed changes to the Board.
We believe the Board is most effective when it embodies a diverse range of views, backgrounds and experience. Diversity is considered in the broadest sense, including, among other attributes, reflecting geography, age, gender, leadership, perspectives, educational background, other board experience and commitments, business and professional achievements, skills and experience in the context of the needs of the Board. While the Nominating and Corporate Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, the Nominating and Corporate Governance Committee considers diversity in its selection of nominees and endeavors to include women and minority candidates in the qualified pool from which Board candidates are chosen.
The below table provides information related to the composition of our Board members and nominees. Each of the categories listed in the table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of March 2, 2023)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	6	-	-
Number of Directors who Identify in Any of the Categories Below:
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-	-	-	-
Did not Disclose Demographic Background	-	-	-	-

We presently have two female directors which, given the size of our board, represents 25% of the full Board and 28.5% of the non-employee directors. In addition, we presently have one minority director which, given the size of the Board, represents 12.5% of the full Board and 14.3% of the non-employee directors. Taken together, women and /or minorities represent 37.5% of the full Board and 42.8% of the non-executive directors. The current Board members’ ages range from 49 to 68. In addition, the current Board members represent a broad range of skills and experience:
Based on the foregoing, the Nominating and Corporate Governance Committee concluded that our current Board members represent a broad range of viewpoints, backgrounds and relevant expertise that aligns with the Company’s long-term strategy.
Board and Committee Self-Evaluations
As set forth in the Company’s Corporate Governance Guidelines, the Board, led by the Nominating and Corporate Governance Committee, conducts an annual self-evaluation to determine whether the Board and committees are functioning effectively. This process includes annual self-assessments by the full Board and each Board committee with performance criteria for each committee established on the basis of its charter as well as periodic performance evaluations of the directors at the direction of the Nominating and Corporate Governance Committee. The Board believes that this self-evaluation process is fundamental in supporting continued improvement through thoughtful and comprehensive discussions.
Role of the Board of Directors in Risk Oversight
The Board discharges its risk oversight primarily through its committees, each of which reports its activities to the Board. The Audit Committee has responsibility to monitor that the Company’s risk management process is followed. The additional risk oversight responsibilities of the committees include:
Audit Committee. The Audit Committee has primary responsibility for the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; the performance of the Company’s internal audit department; the performance of the third parties engaged to perform internal control testing to support management’s assessment of internal control; the annual independent audit of the Company’s financial statements, including the engagement of, and the evaluation of the qualifications, independence and performance of, the independent auditors; and the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures. As part of its duties, the Audit Committee discusses with management the Company’s risk management process, including cybersecurity risk, and the steps management has taken to monitor and control risk exposures. While the Company’s Audit Committee is tasked with overseeing cyber and data security risks, it is of particular concern to the full Board, as well. The Company’s Chief Information Officer provides a report, at least annually, to the full Board regarding the steps the Company is taking to protect its assets from cyber-attacks, intrusions, and unauthorized access to our systems and information. The Company views cyber and data security risks as enterprise-wide risks and, not only are these risks included in our overall enterprise risk management program, but we also periodically engage both internal and external analysts, as well as external consultants to assess and enhance our program. Training on information security is provided to all employees on a quarterly basis and the Company also maintains appropriate levels of insurance coverage in these areas to mitigate the financial impact should a breach occur. The Audit Committee also reviews the Company’s risk assessment and risk management policies.

Compensation Committee. The Compensation Committee is responsible for exercising oversight with respect to potential compensation-related risks, including management’s assessment of risks related to employee compensation programs.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee receives periodic reports with respect to compliance with the Company’s Code of Business Conduct and Ethics, and acts upon any request by executive officers for waivers under the Code of Business Conduct and Ethics, Insider Trading Policy and Corporate Governance Guidelines. The Committee periodically reviews and assesses the adequacy of the Code of Business Conduct and Ethics, Insider Trading Policy, environmental, social and governance matters, and Corporate Governance Guidelines, and makes recommendations to the Board regarding any desirable revisions.
Director Compensation
The Board believes that director fees paid by the Company should be competitive with other similarly situated companies. During 2022, each director who is not an employee of the Company received a cash retainer fee of $5,000 per month. Members of the Audit, Compensation and Nominating and Corporate Governance Committees each received additional cash retainer fees of $625, $417 and $208 per month, respectively. Directors who served as committee chairs for the Audit, Compensation, and Nominating and Corporate Governance Committees, and the Lead Independent Director received additional monthly cash retainer fees of $1,042, $625, $417, and $1,417, respectively. It is the Company’s policy that directors will not receive per-meeting fees unless the number of committee meetings in any given year exceeds a preset number of committee meetings expected to be held during the year. If such a circumstance occurs, directors who are members of the Audit, Compensation and Nominating and Corporate Governance committees would be paid $1,071, $1,000 and $833, respectively, per additional meeting. All directors’ fees are paid in arrears on a monthly basis. In addition to cash compensation, the Board may determine, from time to time, to award stock options or restricted stock as compensation to non-employee directors.
In lieu of receiving their fees in cash, each director can elect to have some or all of their fees paid in unrestricted shares of the Company’s common stock, with such shares being issued to the director out of the shares reserved for issuance under the Company’s 2014 Equity Incentive Plan. The award of shares in lieu of cash uses the closing price as of the last trading day of the month for which the fees are being paid and the shares are held in book entry. Any cash in lieu of fractional shares resulting from the transfer of whole shares is paid out in accordance with the same methodology used in the Company’s Dividend Reinvestment Plan. A director’s election to receive shares in lieu of cash must have been made by July 1 of each year, and may only be changed on an annual basis.
All directors are reimbursed for the out-of-pocket expenses they incur in attending director education programs. Additionally, directors are reimbursed for documented mileage and other related expenses incurred for travel to and from Board and committee meetings.
The following table sets forth the compensation paid to the non-employee directors of the Company for their service in 2022.
2022 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)		RSU Awards ($)(a)	Total ($)
Victor C. Barnes	56,250	(b)	130,002	186,252
Thomas A Beckett	62,500	(b)	130,002	192,502
Tracy Fitzsimmons	89,500	(b)	130,002	219,502
John W. Flora	74,167		130,002	204,169
Richard L. Koontz, Jr.	65,000	(b)	130,002	195,002
Dale S. Lam	23,333	(c)	130,002	153,335
Kenneth L. Quaglio	67,500	(b)	130,002	197,502
Leigh Ann Schultz	80,000		130,002	210,002
_______________________________________________________
(a)On February 22, 2022, each then serving director was awarded a grant of 6,027 restricted stock units with a fair value of $21.57 per share. All of such shares vest fully on the first anniversary of the grant date or upon retirement or resignation from the Board after at least five years of service. The award to Mr. Lam vested upon his retirement from the Board on April 19, 2022.
(b)For 2022 service, Mr. Barnes, Mr. Beckett, Dr. Fitzsimmons, Mr. Koontz, and Mr. Quaglio elected to receive $6,150, $4,800, $12,500, $6,000, and $7,500, respectively, of their cash compensation in the form of unrestricted shares of common stock, which were valued at the closing price as of the last trading day of the service month.
(c)Mr. Lam retired from the Board effective April 19, 2022.

CORPORATE SOCIAL AND ENVIRONMENTAL RESPONSIBILITY
Our Company. The Board of Directors of Shentel recognizes the importance of our corporate responsibility and sustainability policies and practices and the need to provide effective oversight in these areas. Shentel strives to make a positive difference in the communities we serve through our dedication to providing high quality and reliable services, our sincere commitment to being a good employer, our efforts to minimize our impact on the environment, our ongoing engagement and support for the communities where we operate and our unwavering and strict adherence to the highest ethical standards.
We specialize in providing state of the art services to rural and underserved markets, and our vision is to ensure that the communities we serve have access to the same level of telecommunications services as those found anywhere in the United States. Our mission is to enrich the lives of the customers we serve with the highest quality telecommunications services by making investments in technology, using innovative thinking and delivering high-quality local customer service that makes using technology easy.
Governance. Shentel recognizes the importance of effectively managing risks, including environmental, social, and governance (“ESG”) risks, and the value that is derived from doing the same. In 2022, Shentel made significant progress in formalizing the oversight of ESG-related risks. In an effort to establish board oversight, the Nominating and Corporate Governance committee of the Board of Directors amended its charter to include oversight of ESG-related policies, objectives and practices, including Shentel's strategy relating to such matters, which formalizes a function that the committee had already been engaged in for a number of years. Shentel also established an ESG Steering Committee, the purpose of which is to support the Company's on-going commitment to the environment, health and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to Shentel. This committee generally meets quarterly and is comprised of members of the management team across multiple functions, including legal, operations, finance, human resources, sales and marketing, engineering, and other operational functions. In an effort to provide ongoing updates regarding our ESG program, we established a webpage that contains relevant information, including the charter of the ESG Committee and our ESG policies. This webpage can be found at www.shentel.com/en/legal/esg and will be updated periodically.
Strategy. Shentel seeks to identify, understand, mitigate and manage ESG-related risks and opportunities that could meaningfully impact our operations and business. Among the risks we have identified are weather-related events that could damage our networks and impact service delivery, such as downed transmission lines, flooded facilities, power outages, fuel shortages, network congestion, delay or failure, damaged or destroyed property and equipment, and work interruptions. We also understand that concern over climate change or other ESG matters may result in new or increased legal and regulatory requirements. We aim to have a thorough understanding of all relevant risks and ensure that each risk is mitigated or managed in an effective way.
Risk Management. Shentel's ESG Steering Committee is focused on each of the ESG pillars, Environmental, Social and Governance. The ESG Steering Committee seeks to identify and assess the associated risks within its focus area and, where appropriate, provide recommendations to the ESG Steering Committee on how to properly mitigate or manage the same. We also have a robust enterprise risk management program led by a cross-functional Enterprise Risk Management Committee. The Enterprise Risk Management Committee meets quarterly and is charged with identifying, assessing and managing enterprise-wide risks. The Enterprise Risk Management Committee ranks each risk according to likelihood and potential impact and tracks changes to those rankings on an on-going basis to determine whether additional action plans should be developed in response. In 2022, the Enterprise Risk Management Committee formally integrated ESG-related risks into the committee's overall risk management program, ensuring that these risks get the same level of focus and oversight as any other enterprise-level risk.
Our Communities. Shentel is committed to developing partnerships with the communities we serve. We seek to strengthen the communities where our customers, business partners and employees live and work through philanthropy, volunteerism and support of local community initiatives. Shentel strives to be a good neighbor and encourages our employees to do the same by volunteering time and talent to support causes. We support the philanthropic interests of our employees and empower them to be a positive influence in their community, including through our Summer Backpack program (our summer food service program for local children) and The Big Give during the holiday months. Shentel has a charitable contribution matching program, in which the Shentel Foundation matches employees’ charitable contributions dollar for dollar up to a specified amount to qualified non-profit organizations of the employees’ choosing. Significant donations of funds, time and materials are given to the communities we serve and are evidence of Shentel’s desire and commitment to create deeper connections with our communities and between our team members.

Our Employees. Shentel believes that the key to building a stronger company rests firmly with our employees. We are committed to creating a diverse and inclusive workplace where our employees feel valued, respected and safe. We respect and encourage diverse viewpoints and we are committed to seek diversity and equality in all areas of our business, including hiring, compensation, promotion and career development. In 2022, we continued our efforts relating to diversity, equity and inclusion (“DE&I”) through our DE&I Committee, which conducted a company-wide survey and developed relevant training. The Company does not tolerate or condone any type of discrimination prohibited by law, including harassment. We seek to create a work environment in which our employees can grow their careers and offer continuous training and development at all employee levels and career stages, including offering a tuition assistance program for full-time employees. Shentel supports its employees’ well-being by hiring experienced and motivated personnel dedicated to the safety and wellness of its employees and empowering its Safety Committee to continuously discuss and implement ways to improve safety conditions and programs. Shentel also offers benefits programs that promote wellness, safety and a healthy work/life balance.
Our Environment. Shentel is committed to minimizing our impact on the environment through thoughtful action. We strive to minimize our impact by balancing environmental sustainability initiatives intended to reduce energy, waste and materials consumption with the needs of our employees, customers, shareholders and the communities we serve. We pursue this balance by ensuring that our efforts support the financial health of Shentel, the health and wellness of our employees, the quality and reliability of service we offer our customers, our mission to ensure access to the same level of telecommunications for rural and underserved markets and the value we create for our shareholders. In furtherance of this commitment, Shentel adopted an official Environmental Policy, which was distributed to every employee of the Company.
Our Ethics. Our Code of Business Conduct and Ethics lays the foundation of our ethics and compliance programs. Shentel has always subscribed to the highest ethical standards, and our employees, officers and directors are expected to conduct business legally and ethically and insist that our vendors and business associates do the same. Obeying the law, both in letter and in spirit, is one of the foundations on which Shentel’s ethical policies are built. Our commitment to promoting the highest ethical standards includes a responsibility to foster an environment that allows employees to report violations without the fear of retaliation or retribution. We maintain a firm no-retaliation policy. To learn more about our commitment to ethical and responsible business practices, please see our Code of Business Conduct and Ethics posted in the “Corporate Governance” section of our website at investor.shentel.com.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes the Company’s compensation program for its executive officers, including its Chief Executive Officer and the other “named executive officers” identified in the 2022 Summary Compensation Table below, and explains how the Company’s independent directors determined the levels and forms of the compensation that was awarded to, earned by or paid to the executive officers for 2022. In addition to the matters described below, the independent directors considered the results of the advisory vote by shareholders on the “say-on-pay” proposal presented to shareholders at the April 19, 2022 Annual Meeting of Shareholders in determining the levels and forms of compensation that was awarded to, earned by or paid to the named executive officers in 2022. As reported in the Company’s Current Report on Form 8-K, filed with the SEC on April 22, 2022, approximately 98% of the votes cast on the say-on-pay proposal were in favor of our named executive officer compensation. Accordingly, the Company did not make any changes to its executive compensation program as a result of the vote.
For 2022, the Board of Directors did not delegate to the Compensation Committee the authority to determine the overall compensation of the Company’s Chief Executive Officer. Instead, in accordance with the Compensation Committee charter, the compensation of the Chief Executive Officer was determined by the Company’s independent directors (representing all members of the Board of Directors except for Mr. French, who is also the Company’s Chief Executive Officer) upon the recommendation of the Compensation Committee. Compensation of all other executive officers was determined in accordance with the Compensation Committee charter by the Compensation Committee following consideration of the advice and recommendations of the Chief Executive Officer.
Since 2015, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”), a company that consults on employee benefits and compensation issues, to provide a review and assessment of the Company’s executive compensation practices and to recommend possible changes that should be considered with respect to those practices. FW Cook was also asked to make recommendations regarding the structure of executive compensation, including the relative levels of base salaries, short-term incentive compensation, and long-term equity-based compensation. In 2021 FW Cook also provided advice regarding the composition of the peer group used in evaluating the Company’s executive compensation practices, which the Company and the Compensation Committee continue to use to inform decisions made regarding changes to executive compensation. This peer group includes the following companies: 8X8, Inc.; ATN International, Inc.; Bandwidth Inc.; Clearfield, Inc.; Cogent Communications Holdings, Inc.; Digital Turbine, Inc.; Globalstar, Inc.; Gogo Inc.; InterDigital, Inc.; Iridium Communications Inc.; Edgio, Inc. (formerly Limelight Networks, Inc.); Ooma, Inc.; Progress Software Corporation; Radius Global Infrastructure, Inc.; Switch, Inc.; and, Tucows Inc. These companies were selected for comparison because they were considered by FW Cook to reflect similar company attributes and core competencies for executive talent and reflect the labor market for the Company’s executive talent, in terms of both industry and organizational complexity, notwithstanding that none of these companies may be directly comparable to the Company. Although the Compensation Committee generally believes that the target total compensation should be at the median of the peer group, the Company does not specifically “benchmark” compensation for specific executives or strive to pay our executive officers, including the named executive officers, at a particular level of compensation. Instead, the Compensation Committee used the information to understand the range of compensation among these comparison companies and to obtain a general understanding of compensation practices.
The Compensation Committee continues to consult with FW Cook from time to time, as appropriate, and did so in 2022.
The Company’s Chief Executive Officer is responsible for reviewing the performance of the other executive officers, which includes each of the Company’s other named executive officers. The Company’s Chief Executive Officer brings individual recommendations with respect to those officers to the Compensation Committee for their review, consideration and approval. In addition, the Chief Executive Officer is responsible for recommending to the Compensation Committee individual performance objectives in connection with annual incentive bonuses for the other executive officers, which are reviewed, adjusted when appropriate and approved by the Compensation Committee.
The Company’s executive compensation program is intended to attract and retain the management talent needed to successfully lead our Company and increase shareholder value. The program rewards executives for using their knowledge and skill to meet defined objectives set by the Board for the Chief Executive Officer and set by the Compensation Committee for the other executive officers, and thereby motivates executives to perform and meet those objectives.

The Company’s executive compensation program primarily consists of base salary, annual incentive bonuses and long-term incentives in the form of equity-based compensation. Base salary represents the fixed component of the Company’s executive compensation program and is designed to provide compensation to executives based upon their experience, duties and scope of responsibilities. Annual incentive bonuses represent a variable component of compensation and are intended to reward executives for specific achievements or improvements in the Company’s performance and individual accomplishments toward specific objectives. Long-term, equity-based incentive compensation represents a variable component which seeks to reward executives for performance that helps maximize long-term shareholder value, while further aligning the executives’ financial interests with those of our shareholders, and also serves as a retention tool.
All incentive compensation (both cash and equity compensation) received by executive officers and certain other employees of the Company (“Senior Management”) is subject to reduction, cancellation, forfeiture and recoupment under the Company’s Executive Compensation Recovery Policy (the “Recovery Policy”). Currently, individual compensation is subject to recovery from a member of Senior Management who, as a result of their misconduct, received incentive compensation in excess of compensation that would have been paid had such misconduct not occurred. For purposes of the Recovery Policy, “misconduct” includes gross negligence, willful misconduct, fraudulent or deceitful activity, as well as any failure to act (including a failure to adequately supervise other employees) in circumstances where such employee knew, or reasonably should have known, that action was required. Excess compensation is subject to recovery by the Company if the misconduct is identified or alleged within a period of three years from the later of the date of receipt of the subject compensation, or the most recent date of misconduct. The Board of Directors has full discretion whether to seek recovery of incentive compensation and to determine the amount of such compensation that is subject to recovery. The Recovery Policy is intended to supplement, but not limit or constrain, any statutory or regulatory right or obligation of the Company to recover compensation from its employees (including, without limitation, the requirements of the Sarbanes-Oxley Act of 2002 and Section 16(b) of the Securities Exchange Act of 1934, as amended).
The Company also provides various benefit programs to executive officers and to other employees. The following table generally identifies such benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Executive Officers	Full-time Employees
401(k) Plan (a)	X	X
Medical/Dental/Vision Plans (a)	X	X
Life and Disability Insurance (a)	X	X
Annual Incentive Plan (Bonus)	X	X
Equity Incentive Plan (Stock Awards)	X	X
Severance Arrangements	X	X
Deferred Compensation Plan (b)	X	Not offered
Defined Benefit Pension Plan	Not offered	Not offered
Defined Benefit Executive Supplemental Retirement Plan	Not offered	Not offered
Employee Stock Purchase Plan	Not offered	Not offered
Employment Contracts	Not offered	Not offered
_______________________________________________________
(a)All full-time employees meeting certain eligibility requirements are eligible to participate in these plans on essentially the same terms (except for certain differences resulting from differences in annual base compensation).
(b)The Company maintains an Executive Supplemental Retirement Plan for certain of its executive officers, but discontinued contributions to the Plan as of June 2010, but only the Company's Chief Executive Officer currently participates.

The Company believes that perquisites for executive officers should be extremely limited in scope and value and has historically provided few perquisites. The following table lists the perquisites offered, and which employees are eligible to receive them:

Type of Perquisites	Executive Officers	Full-time Employees
Employee Discounts (a)	X	X
Spousal Travel Reimbursements (b)	X	X
Automobile Allowance	Not offered	Not offered
Financial Planning Allowances	Not offered	Not offered
Country Club Memberships	Not offered	Not offered
Personal Use of Company Aircraft (c)	Not offered	Not offered
Security Services	Not offered	Not offered
Dwellings for Personal Use (d)	Not offered	Not offered
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(a)All employees are eligible for discounts on Company services.
(b)The Company encourages the spouses of executive officers and certain employees to accompany them to certain Company-sponsored events (such as industry association conventions and conferences). The Company reimburses the executive or employee for the cost of the spouse’s travel and expenses and adds such reimbursements to taxable pay for W-2 purposes. The Company does not gross up pay to cover the taxes on such reimbursements.
(c)The Company does not own, lease, or use private aircraft.
(d)The Company does, under certain circumstances, provide hiring/relocation bonuses to newly hired employees and executive officers that may, in whole or in part, be used for temporary living expenses.
Base Salaries
Base salaries reflect the scope of an executive’s responsibilities and their performance in directing and managing the efforts of the Company or the business unit for which the executive is responsible. Base salaries are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for recruiting executive talent. Base salaries are reviewed annually by the Compensation Committee, taking into consideration such factors as individual performance and responsibilities, changes to cost of living, the executive’s potential overall compensation package and general economic conditions. Comparisons to base salaries for comparable positions at public companies considered to be peers of the Company are also taken into consideration.
Discretionary Bonuses
In recognition of their efforts and contributions to the successful sale of the Company’s wireless assets and operations to T-Mobile in 2021, the Company’s Chief Executive Officer recommended, and the Compensation Committee approved, awards of discretionary bonuses to certain members of the management team, including Mr. McKay, Mr. Volk, and Ms. Cheng in 2021. These discretionary bonuses are reflected in the “Bonus” column of the “Summary Compensation” table on page 28 below.
Annual Incentive Bonuses
Annual incentive bonuses are intended to focus the executive’s energy into improving corporate performance based on priorities set by the Board, and to reward the executives for the achievement of specific objectives that are deemed to be important to the ongoing success of the Company. Annual incentive bonuses are calculated as a percentage of base pay. Target bonuses for named executives were 90% for Christopher E. French as Chief Executive Officer; 70% for Edward H. McKay as Chief Operating Officer; 60% for James J. Volk as Chief Financial Officer; 50% for Elaine M. Cheng as Chief Information Officer; and 50% for Richard W. Mason, Jr. as SVP-Engineering & Operations. In order to be eligible to receive the annual incentive bonus, every eligible employee of the Company, including named executive officers, must remain employed through December 31 of the performance year except in the case of retirement, death, or disability.
Annual incentive bonuses for salaried employees, including the named executive officers, have been based upon the achievement of a combination of Company-wide financial and service performance goals and achievement of individual objectives. For 2022, the Company-wide objectives represented 80% of the total target for each of the named executive officers, and the individual objectives represented 20% of the total target. Individual objectives for the Chief Executive Officer were established by the Board of Directors, based on recommendation by the Compensation Committee. The annual incentive bonus targets for the Chief Financial Officer and other named executive officers were approved by the Compensation Committee, based on recommendations from our Chief Executive Officer. In a given year’s plan each officer’s actual bonus can range from zero, in the event there is a failure to achieve any of the goals or objectives, up to 200% of the target bonus, in the event all of the goals and objectives are exceeded.
For 2022, Company-wide performance goals consisted of four components for salaried Company employees, including the named executive officers. The first component, representing 70% of the total target for the Chief Executive Officer and the Chief Operating Officer, and 60% of the total target for the Chief Financial Officer, the Chief Information Officer, and the SVP-Engineering and Operations, was a financial objective based on Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA), which the Company believes is a key driver to creating long-term shareholder value. Prior to 2022, the Company used a financial objective based on Adjusted Operating Income Before Depreciation, and Amortization (OIBDA), a measure similar to EBITDA. The change in 2022 was made to align the metric used for annual incentive bonus purposes with the Company's public disclosures which changed to more closely conform with disclosures in the telecommunications industry. Adjusted EBITDA as used for these purposes is different than Adjusted EBITDA as reported in the Company’s earnings releases and other financial reporting filings with the SEC. The Company defines Adjusted EBITDA in financial reporting filings with the SEC as net income (loss) from continuing operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. Adjusted EBITDA used in the 2022 context of the Company-wide performance goals also excludes accrued expenses for the current year’s incentive plan, revenue or expenses from services provided to T-Mobile impacted by the 2021 sale of the wireless business, expenses relating to retirement plans mark-to-market adjustments and plan termination expenses, litigation expenses and settlements resulting in income or loss greater than $500,000 per incident; and impact from changes to accounting policies which result in an individual outcome of $500,000 or more.
Achievement levels for the Adjusted EBITDA Company-wide performance goal were: a threshold performance of $49.8 million (below which no bonus would be earned on this component); a target performance of $58.6 million (which represented 100% achievement toward this component); and a maximum performance of $67.4 million (which represented 200% achievement, and beyond which no additional bonus would be earned on this component). The maximum performance level of $67.4 million represented 115% of budgeted Adjusted EBITDA for 2022 and was viewed when set as an aspirational goal, the attainment of which would reflect particularly high achievement.
Calculated as set forth above, the Adjusted EBITDA for 2022 was $60.2 million. Based upon these results and after considering whether any unusual items impacted the financial accomplishments in 2022, the Company’s independent directors, upon recommendation of the Compensation Committee, determined that the $58.6 million target threshold had been exceeded, resulting in a 113% achievement for the financial objective.
The other three Company-wide performance goals for 2022 were: 1) total net additions of Data Revenue Generating Units (RGUs) served by Glo Fiber; 2) Households/Businesses Released to Sales for Glo Fiber service; and 3) the total additions of Incumbent Data Revenue Generating Units (RGUs). These metrics were chosen as performance objectives to align with the Company’s focus on continued customer growth as a measure of performance against alternative providers.
The Glo Fiber RGU Net Additions component represented 2.5% of the total target bonus for the Chief Executive Officer and the Chief Operating Officer, and 5% of the total target bonus for each of the Chief Financial Officer, the Chief Information Officer, and the SVP-Engineering and Operations. Achievement levels for the Glo Fiber RGU Net Additions component were: a threshold performance of 13,021 net additional Glo Fiber Data RGUs (below which no bonus would be earned), a target performance of 16,276 net additional RGUs (which represented 100% achievement toward this component), and a maximum performance of 19,531 net additional RGUs (which represented 200% achievement, and beyond which no additional bonus would be earned on this component). In 2022, the Company did not meet the minimum threshold for this component, resulting in a 0% achievement for this portion of the Company-wide objectives.
The Glo Fiber Households/Businesses Released to Sales objective represented 2.5% of the total target bonus for the Chief Executive Officer and the Chief Operating Officer, and 5% of the total target bonus for each of the Chief Financial Officer, the Chief Information Officer, and the SVP-Engineering and Operations. Achievement levels for the Glo

Fiber Households/Businesses Released to Sales component were: a threshold performance of 60,000 Households/Businesses Released to Sales (below which no bonus would be earned), a target performance of 75,000 Households/Businesses Released to Sales (which represented 100% achievement toward this component), and a maximum performance of 90,000 Households/Businesses Released to Sales (which represented 200% achievement, and beyond which no additional bonus would be earned on this component). In 2022, the Company delivered 72,290 Glo Fiber Households/Businesses Released to Sales, resulting in an 82% achievement for this portion of the Company-wide objectives.
The Incumbent Data RGU Net Additions component represented 5% of the total target bonus for the Chief Executive Officer and the Chief Operating Officer, and 10% of the total target bonus for each of the Chief Financial Officer, the Chief Information Officer, and the SVP-Engineering and Operations. Achievement levels for the Incumbent Data RGU Net Additions component were: a threshold performance of 3,122 net additional Incumbent Data RGUs (below which no bonus would be earned), a target performance of 3,903 net additional RGUs (which represented 100% achievement toward this component), and a maximum performance of 4,684 net additional RGUs (which represented 200% achievement, and beyond which no additional bonus would be earned on this component). In 2022, the Company delivered 3,299 Incumbent Data RGU Net Additions, resulting in a 23% achievement for this portion of the Company-wide objectives.

For 2022, individual performance objectives represented 20% of the total potential achievement toward the incentive bonuses of the each of the named executive officers. The individual performance objective of the Chief Executive Officer was made up of three components: 1) maximizing the Company’s strategic and competitive positioning, weighted 50%; 2) timely filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with an opinion of the Company's external auditor issued without any material weaknesses in internal control over financial reporting, weighted 25%; and 3) growth in number of franchise approved Glo Fiber network passings for construction in 2023 and beyond, weighted 25%. Achievement of the first component, maximizing the Company’s strategic and competitive positioning, was determined by the Compensation Committee as having met expectations, resulting in a performance of 100% of target. Achievement of the second component, the timely filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with an opinion of the Company's external auditor issued without any material weaknesses in internal control over financial reporting, was determined by the Compensation Committee as having exceeded expectations. Due to the importance and priority placed on these efforts, the Company viewed successful remediation as a significant accomplishment, resulting in a weighted performance of 200% of target. Achievement of the third component, growth in number of franchise approved Glo Fiber network passings for construction in 2023 and beyond, was determined by the Compensation Committee as having exceeded expectations, with 145,631 franchise approved Glo Fiber network passings for construction being delivered, resulting in a weighted performance of 200% of target. As a result of his achievement on all components with respect to those goals, the Compensation Committee determined, and the Board of Directors approved, that the Chief Executive Officer achieved a combined weighted performance of 150% of his individual performance objective.
The individual performance objective of the Executive Vice President – Chief Operating Officer was made up of three components: 1) maximizing the Company’s strategic and competitive positioning, weighted 50%; 2) timely filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with an opinion of the Company's external auditor issued without any material weaknesses in internal control over financial reporting, weighted 25%; and 3) growth in number of franchise approved Glo Fiber network passings for construction in 2023 and beyond, weighted 25%. Achievement of the first component, maximizing the Company’s strategic and competitive positioning, was determined by the Compensation Committee based on the assessment of the Chief Executive Officer as having met expectations, resulting in a performance of 100% of target. Achievement of the second component, the timely filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with an opinion of the Company's external auditor issued without any material weaknesses in internal control over financial reporting, was determined by the Compensation Committee based on the assessment of the Chief Executive Officer as having exceeded expectations, resulting in a weighted performance of 200% of target. Achievement of the third component, growth in number of franchise approved Glo Fiber network passings for construction in 2023 and beyond, was determined by the Compensation Committee based on the assessment of the Chief Executive Officer as having exceeded expectations, with 145,631 franchise approved Glo Fiber network passings for construction being delivered, resulting in a weighted performance of 200% of target. As a result of his achievement on all components, the Executive Vice President – Chief Operating Officer achieved a weighted performance of 150% of his individual performance objective.
The individual performance objective of the Chief Financial Officer was made up of three components: 1) timely filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with an opinion of the Company's external auditor issued without any material weaknesses in internal control over financial reporting, weighted 50%; 2) maximizing the Company’s strategic and competitive positioning, weighted 30%; and 3) accounting adjustments identified by auditors, weighted 20%. Achievement of the first component, the timely filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with an opinion of the Company's external auditor issued without any material weaknesses in internal control over financial reporting, was determined by the Compensation Committee based on the assessment of the Chief Executive Officer as having exceeded expectations, resulting in a weighted performance of 200% of target. Achievement of the second component, maximizing the Company’s strategic and competitive positioning, was determined by the Compensation Committee based on the assessment of the Chief Executive Officer as having met expectations, resulting in a performance of 100% of target. Achievement levels for the accounting adjustments identified by auditors component were: a threshold performance of $1.8 million accounting adjustments identified by auditors (below which no bonus would be earned), a target performance of $1.4 million accounting adjustments identified by auditors (which represented 100% achievement toward this component), and a maximum performance of $1.0 million accounting adjustments identified by auditors (which represented 200% achievement, and beyond which no additional bonus would be earned on this component). Achievement of the third component, accounting adjustments identified by auditors, was determined by the Compensation Committee based on the assessment of the Chief Executive Officer as having exceeded expectations, with minimal, non-material accounting adjustments identified by auditors, resulting in a performance of 200%. As a result of his achievement on all components, the Chief Financial Officer achieved a weighted performance of 170% of his individual performance objective.
The individual performance objective for the Chief Information Officer was made up of three components: 1) maximizing the Company's strategic and competitive positioning, weighted 50%; 2) timely filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with an opinion of the Company's external auditor issued without any material weaknesses in internal control over financial reporting, weighted 25%; and 3) delivery of key IT projects to support back office systems, weighted 25%. Achievement of the first component, the timely filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with an opinion of the Company's external auditor issued without any material weaknesses in internal control over financial reporting, was determined by the Compensation Committee based on the assessment of the Chief Executive Officer as having exceeded expectations, resulting in a weighted performance of 200% of target. Achievement of the second component, maximizing the Company’s strategic and competitive positioning, was determined by the Compensation Committee based on the assessment of the Chief Executive Officer as having exceeded target expectations, resulting in a performance of 112% of target. Achievement of the third component, delivery of key IT projects to support back office systems, was determined by the Compensation Committee based on the assessment of the Chief Executive Officer as having met expectations, with six projects being completed successfully, resulting in a performance of 100% of target. As a result of her achievement on all components, the Chief Information Officer achieved a weighted performance of 131% of her individual performance objective.
The individual performance objective for the SVP-Engineering and Operations was made up of three components: 1) maximizing the Company’s strategic and competitive positioning, weighted 50%; 2) timely filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with an opinion of the Company's external auditor issued without any material weaknesses in internal control over financial reporting, weighted 25%; and 3) growth in number of franchise approved Glo Fiber network passings for construction in 2023 and beyond, weighted 25%. Achievement of the first component, maximizing the Company’s strategic and competitive positioning, was determined by the Compensation Committee based on the assessment of the Chief Executive Officer as having exceeded expectations, resulting in a performance of 140% of target. Achievement of the second component, the timely filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 with an opinion of the Company's external auditor issued without any material weaknesses in internal control over financial reporting, was determined by the Compensation Committee based on the assessment of the Chief Executive Officer as having exceeded expectations, resulting in a weighted performance of 200% of target. Achievement of the third component, growth in number of franchise approved Glo Fiber network passings for construction in 2023 and beyond, was determined by the Compensation Committee based on the assessment of the Chief Executive Officer as having exceeded expectations, with 145,631 franchise approved Glo Fiber network passings for construction being delivered, resulting in a weighted performance of 200% of target. As a result of his achievement on all components, the SVP-Engineering and Operations achieved a weighted performance of 170% of his individual performance objective.
Based on these determinations and results the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Information Officer, and SVP-Engineering and Operations achieved 150%, 150%, 170%, 131% and 170% of target, respectively, for their individual performance objectives. Along with the combined performance on the Company-wide objectives, the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Information Officer, and SVP-Engineering and Operations achieved 112%, 112%, 108%, 100% and 108%, respectively, of their total targeted bonus.

Long-Term Equity-Based Compensation
Long-term equity-based compensation is intended to focus each of the executives on the long-term, overall impact of their performance on the Company as a whole, as opposed to the shorter, annual timeframe associated with the annual incentive bonuses. Long-term equity-based compensation also aligns the executives’ interests more closely to those of the Company’s shareholders by generally rewarding executives in proportion to increases in value seen by the entire shareholder base. Due to the long-term nature of this component of compensation, it also serves as a retention tool, helping the Company retain desired management talent.
Historically, the Compensation Committee, with input from its consultant, FW Cook, has structured the Company’s long-term, equity-based incentive compensation program for named executive officers and other management employees as an annual grant of Relative Total Shareholder Return performance-vesting share units (“RTSR PSUs”), combined on a 50/50 basis since 2015 with time-vesting restricted stock units (“RSUs”). During 2022, the Company continued this historic practice with grants made in February, but, in September, the Compensation Committee, upon recommendation of the Chief Executive Officer, also established a limited-duration retention-focused addition to its long-term, equity-based incentive compensation program by approving equity grants to the Company’s executive officers (including all named executive officers except the Chief Executive Officer) in the form of performance share units that will vest at the end of a three-year performance period based on the Company’s achievement of key performance metrics believed to be most closely aligned to creating long-term shareholder value (“Strategic Retention PSUs”). The Strategic Retention PSUs were awarded as part of an overall retention strategy for the Company’s executive officers that the Board (including the Company’s Chief Executive Officer) believes is essential as competition for key talent in the race to build fiber networks has shifted the market upwards when it comes to the overall level of compensation, particularly with respect to long-term equity incentives, needed to retain experienced and successful management personnel. Providing executives with a greater equity stake in the Company also increases their motivation to drive the Company’s strategic growth and success and further enhances their alignment with shareholders. In February 2023, the Compensation Committee granted (or, with respect to the Chief Executive Officer, made a recommendation to the independent directors who granted) the following equity awards to our named executive officers: Christopher E. French, 43,839 time-vesting RSUs and 43,839 RTSR PSUs; Edward H. McKay, 20,924 time-vesting RSUs, 20,924 RTSR PSUs and 20,263 Strategic Retention PSUs; James J. Volk, 19,101 time-vesting RSUs, 19,101 RTSR PSUs and 4,147 Strategic Retention PSUs; Elaine M. Cheng, 10,737 time-vesting RSUs, 10,737 RTSR PSUs and 7,216 Strategic Retention PSUs; and Richard W. Mason, 10,870 time-vesting RSUs, 10,870 RTSR PSUs and 9,740 Strategic Retention PSUs. The Company expects that through 2026, it will continue to grant awards of Strategic Retention PSUs on an annual basis in February in addition to maintaining its historic practice of awarding RTSR PSUs and time-vesting RSUs in February. However, the Compensation Committee, in consultation with the Board, also intends to reassess the Strategic Retention PSU awards each year in light of the then-current and anticipated competitive landscape and the Company’s strategic priorities. The Compensation Committee may, in 2023 and in future years, determine to discontinue or recalibrate the grants of Strategic Retention PSU awards.

The Strategic Retention PSUs were established in addition to the standing annual long-term, equity-based incentive compensation program comprised of equal parts RTSR PSUs and time-vesting RSUs to provide a meaningful, limited-duration incentive for senior management to remain with the Company during a critical period when the Company is strategically focused on driving growth by expanding our broadband network in order to provide service in communities that are near or adjacent to our network. This expansion strategy includes our Fiber-To-The-Home (“FTTH”) broadband service, which we offer under the Glo Fiber brand. Accordingly, the Strategic Retention PSUs have a three-year performance period through December 31, 2024 (or through December 31, 2025 for the Strategic Retention PSUs granted in February 2023) and vesting will only occur if the recipient remains in the continuous employ of the Company through the performance period and the key performance metrics are achieved. The Compensation Committee believes that performance (and outperformance) with respect to these key performance metrics will be consistent with performance (and outperformance) with respect to Relative Total Shareholder Return but also that these key performance metrics represent an important supplemental and focused set of strategic objectives that strike a balance between promoting a high level of strategically vital FTTH growth without encouraging the incurrence of excessive costs that would adversely impact the Company’s financial results and long-term outlook. These key performance metrics are:

•FTTH Passings – Number of homes and businesses passed by the Company’s fiber network and released to sales as of the end of the measurement period as publicly reported in the Company’s Annual Report on Form 10-K.

•Cost to Pass – FTTH Capital Expenditures less the FTTH Cost To Connect Capital Expenditures divided by the Incremental FTTH Passings. “FTTH Capital Expenditures” are the cumulative capital expenditures for the measurement period as publicly reported in the Company’s quarterly earnings call deck and/or earnings call script.

“FTTH Cost To Connect Capital Expenditures” are the cumulative capital expenditures for the measurement period to connect a customer to the Company’s fiber network including labor, consumer premise equipment and materials as reported in the Company’s monthly Capital Steering Committee report. “Incremental FTTH Passings” is FTTH Passings as of the end of the measurement period less the FTTH Passings as of the beginning of the measurement period.

•Adjusted EBITDA – This non-GAAP financial measure represents the difference between the Adjusted EBITDA and the Tower Segment Adjusted EBITDA as publicly reported in the Company’s public disclosures for the year ending December 31, 2024. The Adjusted EBITDA is the consolidated net income (loss) from continuing operations less depreciation, amortization, interest expense, income tax expense (benefit), stock-based compensation expense, impairment expense, restructuring expense, merger and acquisition transaction related expenses and other expense (income). The Tower Segment Adjusted EBITDA is Tower segment net income (loss) from continuing operations less depreciation, amortization, interest expense, income tax expense (benefit), stock-based compensation expense, impairment expense, restructuring expense, merger and acquisition transaction related expenses and other expense (income).

As described in more detail below under “Potential Payments Upon Termination or Change in Control,” the Strategic Retention PSUs have similar vesting acceleration provisions upon change in control or death and disability as the RTSR PSUs, but do not provide for acceleration of vesting upon retirement.
Further details relating to the long-term equity grants can be found in the “Grants of Plan-Based Awards” table located on page 30 of this proxy statement.
The Company does not have a program, plan or practice to time equity awards, including option grants, to its executive officers or employees in coordination with the release of material non-public information. The grant date of long-term equity awards for our executive officers is the date of the Board of Directors or relevant Compensation Committee meeting at which the award determinations are made.
Based upon the total shareholder return of the Company’s stock, relative to a peer group recommended by AON Equity Services (“AON”), a compensation consultant retained by the Company to assist with the design and implementation of RTSR performance unit awards, during the three-year performance measurement period ending December 31, 2022, the Compensation Committee determined that participants had earned 70.00% of the target RTSR units granted in February 2020. The number of shares acquired upon vesting from each named executive officer is reflected in the “Option Exercises and Stock Vested” table on page 32 below.
Stock Ownership Guidelines and Anti-Hedging Policy
The Compensation Committee has implemented stock ownership guidelines for the Company’s directors and executive officers in order to reinforce the importance of stock ownership and long-term focus. The guidelines apply to all members of the Board of Directors and executive officers of the Company. In 2023, based on the results of a review of practices in the Company’s peer group by FW Cook, the Board, upon the recommendation of the Compensation Committee, updated the Company’s stock ownership guidelines. Expected ownership levels remain: (i) five (5) times base salary for the Chief Executive Officer; (ii) three (3) times base salary for the Chief Operating Officer and Chief Financial Officer; (iii) two (2) times base salary for all other executive officers; and (iv) sixty (60) times the monthly retainer fee for members of the Board. Stock ownership is the sum of the shares of the Company’s stock beneficially owned and does not include unvested shares relating to awards of RSUs, stock options, performance share units, or shares pledged as collateral. Additionally, to emphasize the importance of sharing the same objectives as all shareholders of the Company, the Company’s Insider Trading policy prohibits directors, senior executives, and other designated employees from engaging in hedging transactions, including, but not limited to, collars, forward sale contracts, trading in publicly-traded options, puts, calls or other derivative instruments related to the Company’s common stock that protect against downward changes in the Company’s common stock price.
Retirement Compensation
The Company maintains a defined contribution Executive Supplemental Retirement Plan. Vesting in the Executive Supplemental Retirement Plan is subject to a ten-year service requirement. The Company discontinued contributions to the Executive Supplemental Retirement Plan during 2010. See “Nonqualified Deferred Compensation” for further details.

Summary Compensation Table
The following table presents details about compensation awarded to, earned by or paid to the Company’s Chief Executive Officer, Chief Financial Officer, and the next three most highly compensated executive officers serving with the Company at December 31, 2022. We have omitted the columns entitled “Option Awards” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” because our named executive officers did not receive option awards or above market earnings on deferred compensation during the years presented.

	Year	Salary	Bonus (a)	Stock Awards (b)	Non-Equity Incentive Plan Comp (c)	All Other Compensation (d)	Total

Christopher E. French President and CEO	2022	$684,385	$—	$1,413,938	$692,100	$25,700	$2,816,123
	2021	688,585	—	1,387,736	319,503	25,000	2,420,824
	2020	715,373	—	1,316,267	818,627	24,800	2,875,067

Edward H. McKay EVP and COO	2022	392,308	—	1,097,194	308,568	25,567	1,823,637
	2021	349,039	130,000	638,260	138,540	22,877	1,278,716
	2020	325,385	—	245,942	260,797	23,557	855,681

James J. Volk SVP–Finance and CFO	2022	399,000	—	772,132	259,106	25,700	1,455,938
	2021	390,000	137,000	622,261	118,151	25,000	1,292,412
	2020	400,962	—	569,114	341,172	19,111	1,330,359

Elaine M. Cheng SVP and CIO	2022	311,538	—	547,188	156,482	22,871	1,038,079
	2021	292,212	57,000	382,930	77,907	22,297	832,346

Richard W. Mason SVP-Eng & Ops	2022	310,385	—	591,462	167,923	24,190	1,093,960

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(a)Includes amounts awarded in recognition of efforts and contributions regarding the divestiture of the Company’s wireless operations and assets to T-Mobile.
(b)For all periods shown, amounts represent aggregate grant date fair values for awards of share-based compensation determined pursuant to Financial Accounting Standards Board (“FASB”) Codification Topic 718. See Note 11, Stock Compensation, Earnings per Share, and Dividends, included with the Company’s consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, for additional details regarding the assumption used in calculating the grant date fair values of the stock awards. Assuming maximum performance level is achieved with respect to the 2022 RTSR PSU grants, the grant date fair value of such awards was $742,162 for Mr. French, $384,259 for Mr. McKay, $366,124 for Mr. Volk, $217,496 for Ms. Cheng, and $217,496 for Mr. Mason. Assuming maximum performance level is achieved with respect to the 2022 Strategic Retention PSU grants, the grant date fair value of such awards was $365,119 for Mr. McKay, $74,606 for Mr. Volk, $132,822 for Ms. Cheng, and $177,096 for Mr. Mason.
(c)Amounts for annual incentive bonuses each year were earned for performance in that year and were paid in the first fiscal quarter of the following year.
(d)Amounts for all years include employer and matching contributions to the Company’s 401(k) plan and employer contributions to health spending accounts for each named executive officer. The tax-deferred 401(k) contributions for the Company’s named executive officers were as follows for 2022: $25,700 to Mr. French, $25,567 to Mr. McKay, $25,700 for Mr. Volk, $22,871 for Ms. Cheng, and $24,190 for Mr. Mason.

The Company’s executive officers do not have employment agreements, and thus are not entitled to any additional benefits upon separation from the Company or following a change in control except as set forth in the sections below titled “Severance Arrangements with our Named Executive Officers” and “Potential Payments Upon Termination or Change in Control.” Vested stock options must be exercised before separation from the Company (except in the case of retirement) and unvested stock and options at separation are forfeited upon separation (except in the case of retirement). If an employee reaches retirement, their award will continue to vest according to the vesting schedule set forth in the award. Retirement is reached when an employee voluntarily resigns from active employment with the Company after completing 10 years of continuous service, and the sum of the employee’s age and years of service is greater than 75.
Grants of Plan-Based Awards
The table under “2022 Grants of Plan-Based Awards Table” presents information with respect to the grants of plan-based awards by the Company to the named executive officers during 2022.
All named executive officers were granted RTSR PSU awards on February 22, 2022 under the 2014 Equity Incentive Plan in the amounts reflected below in “2022 Grants of Plan-Based Awards Table”. These RTSR PSUs have a three-year performance period through December 31, 2024 and vesting will only occur if the recipient remains in the continuous employ of the Company through the performance period based on the Company’s relative performance as compared to a peer group of companies recommended by AON. The actual number of shares to be issued will be determined based upon the Company’s total shareholder return as compared with the total shareholder return of the peer group. A target number of performance units (as shown in the “2022 Grants of Plan-Based Awards Table” below) was established for each named executive officer at the time of the grant. The actual number of shares to be issued will range from 0 shares (if the Company’s stock performance is in the bottom 25% of the peer group) to 150% of the target number of shares (if the Company’s stock performance is in the top 25% of the peer group). Subject to requirements relating to continued employment with the Company through the performance period end (December 31, 2024), and to special vesting provisions in case of a change of control, death, disability or retirement, the shares will be delivered on the date (which will be no earlier than January 1, 2025 and no later than March 15, 2025) that the Compensation Committee makes the determination as to the Company’s performance relative to the peer group.
All named executive officers were also granted time-vesting RSU awards on February 22, 2022 under the 2014 Equity Incentive Plan in the amounts reflected below in “2022 Grants of Plan-Based Awards Table.” These RSUs vest 25% in February of each of 2023, 2024, 2025, and 2026 if the recipient remains in the continuous employ of the Company through the applicable vesting date.
All named executive officers, except for the Chief Executive Officer, were also granted Strategic Retention PSUs on September 20, 2022 under the 2014 Equity Incentive Plan in the amounts reflected below in the “2022 Grants of Plan-Based Awards Table.” These Strategic Retention PSUs have a three-year performance period through December 31, 2024 and vesting will only occur if the recipient remains in the continuous employ of the Company through the performance period and the key performance metrics are achieved. The actual number of shares to be issued will be determined based upon the Company’s relative achievement of the key performance metrics, which are described in detail above under “Compensation Discussion and Analysis – Long-Term Equity-Based Compensation.” A target number of performance units (as shown in the “2022 Grants of Plan-Based Awards Table” below under the maximum column was established for each named executive officer receiving such a grant at the time of the grant. The actual number of shares to be issued will range from 0 shares to 100% of the target number of shares. Subject to requirements relating to continued employment with the Company through the performance period end (December 31, 2024), and to special vesting provisions in case of a change of control, death, or disability, the shares will be delivered on the date (which will be no earlier than January 1, 2025 and no later than March 15, 2025) that the Compensation Committee makes the determination as to the Company’s performance relative to the key performance metrics.

2022 Grants of Plan-Based Awards Table
The following table lists grants of plan-based awards to each of our named executive officers during 2022. We have omitted the columns entitled “All Other Option Awards: Number of Securities Underlying Options” and “Exercise or Base Price of Option Awards” because our named executive officers did not receive option awards during 2022.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher E. French	9/20/2022	--	--	--	--	--	--	--	--	(a)
	2/22/2022	--	--	--	15,572	31,144	46,716	--	742,162	(b)
	2/22/2022	--	--	--	--	--	--	31,144	671,776	(c)
		--	620,100	1,240,200	--	--	--	--	--	--

Edward H. McKay	9/20/2022	--	--	--	9,690	14,535	19,380	--	365,119	(a)
	2/22/2022	--	--	--	8,062	16,125	24,187	--	384,259	(b)
	2/22/2022	--	--	--	--	--	--	16,125	347,816	(c)
		--	278,250	556,500	--	--	--	--	--	--

James J. Volk	9/20/2022	--	--	--	1,980	2,970	3,960	--	74,606	(a)
	2/22/2022	--	--	--	7,682	15,364	23,046	--	366,124	(b)
	2/22/2022	--	--	--	--	--	--	15,364	331,401	(c)
		--	241,020	482,040	--	--	--	--	--	--

Elaine M. Cheng	9/20/2022	--	--	--	3,525	5,287	7,050	--	132,822	(a)
	2/22/2022	--	--	--	4,563	9,127	13,690	--	217,496	(b)
	2/22/2022	--	--	--	--	--	--	9,127	196,869	(c)
		--	157,500	315,000	--	--	--	--	--	--

Richard W. Mason	9/20/2022	--	--	--	4,700	7,050	9,400	--	177,096	(a)
	2/22/2022	--	--	--	4,563	9,127	13,690	--	217,496	(b)
	2/22/2022	--	--	--	--	--	--	9,127	196,869	(c)
		--	157,500	315,000	--	--	--	--	--	--
_______________________________________________________
(a)The closing stock price as of the day before the grant of the Strategic Retention PSUs, which also represents the fair value of a share of a Strategic Retention PSU, was $18.84 per share.
(b)The fair value of the RTSR PSUs was calculated using a combination of a Monte Carlo simulation model and the closing stock price as of the day before the grant which resulted in a grant date fair value of approximately $23.83 per unit.
(c)The closing stock price as of the day before the grant of the RSU awards, which also represents the fair value of a share of RSU sward was $21.57 per share.

Outstanding Equity Awards at Fiscal Year-End
The following table presents information with respect to the outstanding equity awards at 2022 fiscal year-end for the named executive officers. We have omitted the “Option Awards” columns because our named executive officers did not have any option awards outstanding at 2022 fiscal year-end.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (a)($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($) (b)
Christopher E. French	31,144	(c)	494,567	--		--
	19,440	(d)	308,707	--		--
	9,752	(e)	154,862	--		--
	4,880	(f)	77,494	--		--
	--		--	31,144	(h)	494,567
	--		--	21,599	(i)	342,992

Edward H. McKay	19,380	(g)	307,754	--		--
	16,125	(c)	256,065	--		--
	8,941	(d)	141,983	--		--
	1,822	(e)	28,933	--		--
	816	(f)	12,958	--		--
	--		--	16,125	(h)	256,065
	--		--	9,934	(i)	157,752

James J. Volk	3,960	(g)	62,885	--		--
	15,364	(c)	243,980	--		--
	8,717	(d)	138,426	--		--
	4,216	(e)	66,950	--		--
	1,634	(j)	25,948	--		--
	--		--	15,364	(h)	243,980
	--		--	9,685	(i)	153,798

Elaine M. Cheng	7,050	(g)	111,954	--		--
	9,127	(c)	144,937	--		--
	5,364	(d)	85,180	--		--
	1,369	(e)	21,740	--		--
	687	(j)	10,910	--		--
	--		--	9,127	(h)	144,937
	--		--	5,960	(i)	94,645

Richard W. Mason	9,400	(g)	149,272	--		--
	9,127	(c)	144,937	--		--
	5,275	(d)	83,767	--		--
	1,240	(e)	19,691	--		--
	555	(j)	8,813	--		--
	--		--	9,127	(h)	144,937
	--		--	5,861	(i)	93,073
_______________________________________________________
(a)The market value of the RSU awards is based on the closing price per share of the Company’s common stock ($15.88) as of December 30, 2022.

(b)The market value of the RTSR PSUs is based on the target number of shares under the award multiplied by the closing price per share of the Company’s common stock ($15.88) on December 30, 2022.
(c)The RSUs granted on February 22, 2022 vest ratably each year for four years.
(d)The RSUs granted on September 21, 2021 vested 10% in February 2022, and then 30% in February of 2023, 2024, and 2025.
(e)The RSUs granted on February 25, 2020 vest ratably each year for four years.
(f)The RSUs granted on February 26, 2019 vest ratably each year for four years.
(g)The Strategic Retention PSUs granted on September 20, 2022 will fully vest in December 2024; provided, however, that the actual number of shares that vest will be certified by the Compensation Committee after review of the Company’s performance relative to certain performance conditions. The table above represents payout at the target amount for these performance-based awards (which is the maximum amount that can be awarded).
(h)The RTSR PSUs granted February 22, 2022 will vest as of December 31, 2024; provided, however, that the actual number of shares that vest will be certified by the Compensation Committee after review of the Company’s stock price performance relative to the peer group. The table above represents payout at the target amount for these performance-based awards.
(i)The RTSR PSUs granted September 21, 2021 will vest as of August 31, 2024; provided, however, that the actual number of shares that vest will be certified by the Compensation Committee after review of the Company’s stock price performance relative to the peer group. The table above represents payout at the target amount for these performance-based awards.
(j)The RSUs granted to Ms. Cheng on March 14, 2019, Mr. Mason on May 13, 2019 and Mr. Volk on June 24, 2019 will vest ratably for four years.
Option Exercises and Stock Vested
The following table presents information with respect to the options exercised and stock awards vested during the 2022 fiscal year for the named executive officers. Our named executive officers did not exercise options during the 2022 fiscal year; therefore, we have omitted the “Option Awards” columns from this table.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting

Christopher E. French	32,571	$725,586
Edward H. McKay	6,417	142,827
James J. Volk	10,239	229,120
Elaine M. Cheng	4,296	96,127
Richard W. Mason	3,641	81,468
Nonqualified Deferred Compensation
In March 2007, effective January 1, 2007, the Company amended the Executive Supplemental Retirement Plan to convert it from a defined benefit plan to a defined contribution plan. The Company discontinued contributions to the plan and closed the plan to new participants effective June 2010. Participants are not permitted to make contributions to the plan, and there were no withdrawals from the plan during 2022. After retirement of the other participants, Mr. French is the only remaining participant in the plan. Participants may direct their balances to a variety of investment options, and returns on these investment options will be reflected as gains or losses in the participants’ accounts under this plan. The Company will also reflect those gains or losses as investment gains or losses on its financial statements. The Company elected to establish a rabbi trust and to contribute amounts to the rabbi trust equal to the participants’ opening balances in the plan, as well as Company contributions required under the plan, and to make investments under the rabbi trust as directed by the participants’ election choices.

Name	Aggregate Earnings in Last FY	Aggregate Balance at Last FY

Christopher E. French	$(427,225)	$1,889,219
Edward H. McKay	-	-
James J. Volk	-	-
Elaine M. Cheng	-	-
Richard W. Mason	-	-
Severance Arrangements with our Named Executive Officers
On February 7, 2020, we entered into severance agreements with Mr. French, Mr. McKay, Ms. Cheng and Mr. Mason and with Mr. Volk on August 19, 2021 (the “Severance Agreements”), each of which terminate on the earlier of (i) prior to a change in control, December 31, 2022 (which will be extended automatically by additional one-year periods unless either party gives written notice that the Severance Agreement will not be extended) or (ii) after a change in control, the date that is 18 months after such change in control (or, if more than one change in control occurs during the term, the date of the last change in control).
Each Severance Agreement provides that should the executive officer’s employment be terminated for any reason, the executive officer is entitled to each of the following as of the date the executive officer’s employment ends: (i) payment of any compensation (including base salary and cash bonus for the year immediately preceding the year of termination) that is earned but unpaid, (ii) payment for any vacation or paid time off that is earned but unused, (iii) reimbursement of expenses in accordance with the Company’s expense reimbursement policy for expenses incurred and unpaid, and (iv) the rights, if any, under any outstanding stock options or other equity awards. The benefits described in clauses (i) through (iii) shall be paid in a single cash payment within 30 days after the date the executive officer’s employment ends.
In the event of an involuntary termination of the executive officer’s employment by the Company for a reason other than “cause” (as defined in the Severance Agreements) or, on or after a change in control, the executive officer’s resignation with “good reason” (as defined in the Severance Agreements), the executive officer is entitled to receive (a) if a change in control has not occurred before the date of termination, (i) an amount equal to one (1) times the executive officer’s annual base salary as in effect on the date the executive officer’s employment ends (but disregarding any reduction in base salary that constitutes “good reason”), payable in installments in accordance with the Company’s regular payroll policy, and (ii) if the executive officer elects to continue coverage under the Company’s health insurance plan under COBRA, reimbursement in an amount equal to the monthly premium that the Company pays for active employees for the same type and level of such coverage for up to 12 months, unless such obligation terminates earlier in accordance with the terms of the Severance Agreement, payable in the month after the month in which the executive officer paid the COBRA premium, or (b) if a change in control has occurred on or before the date of termination, (1) the benefits described in clauses (a)(i) and (ii) above and (2) an amount equal to one (1) times the executive officer’s “target” annual incentive bonus for the year in which the executive officer’s employment ends (the benefits described in (a) and (b) of this paragraph are the “Severance Benefits”). Notwithstanding the foregoing, the Severance Benefits are not applicable in the event of a termination (a) in the event of death or disability or (b) (i) if such employment ends in connection with, or related to, a “transaction” (as defined in the Severance Agreements) and (ii) the executive officer accepts an offer of employment or becomes an employee or otherwise provides services to a purchaser or acquirer in a “transaction.”
The Severance Benefits will be provided to the executive officer only if (i) the executive officer remains continuously employed until the date of termination, (ii) the date of termination is during the term of the Severance Agreement, (iii) the executive officer provides the Company the general release and waiver of claims contemplated by the Severance Agreement, and (iv) the executive officer complies with the covenants in the Severance Agreement, including with respect to non-competition, non-solicitation, confidentiality and non-disparagement. No further Severance Benefits will be provided to the executive officer after the date that the executive officer becomes employed by, or provides services to, a purchaser or acquirer in a “transaction.” In the event that the executive officer breaches certain covenants in the Severance Agreement, the executive officer is obligated to repay to the Company the Severance Benefits previously paid to the executive officer on or after the date of the breach.

If the benefits or payments payable under the Severance Agreement would subject the executive officer to tax under Section 4999 of the Internal Revenue Code, as amended, such payments will be reduced as provided in, and to the extent required by, Section 14.04 of the 2014 Equity Incentive Plan. If any provision of the Severance Agreement is found not to comply with, or otherwise not be exempt from, Section 409A of the Internal Revenue Code, such provision shall be modified, in the sole discretion of the Company, to comply with, or to effectuate an exemption from, Section 409A of the Internal Revenue Code.
Potential Payments Upon Termination or Change in Control
As discussed in the section above titled “Severance Arrangements with Our Named Executive Officers,” the Company is required to pay or provide certain compensation and benefits to each of the named executive officers in the event of certain terminations of employment or a change in control of the Company. In addition to such compensation and benefits, our named executive officers are eligible (i) to receive lump-sum distributions of their vested accumulated benefits under the Executive Supplemental Retirement Plan upon termination of employment, whether by resignation, change of control, severance, retirement, or other reason and (ii) for accelerated vesting of certain equity awards upon certain terminations of employment or a change in control of the Company.
Pursuant to the equity award agreements under the 2014 Equity Incentive Plan related to time-vesting RSUs, RTSR PSUs and Strategic Retention PSUs, our named executive officers are eligible for accelerated vesting of all outstanding unvested awards in the amounts and under the circumstances discussed below:
•Death or Disability. Outstanding awards vest on a pro-rated basis based on the amount of time the named executive officer was employed during the vesting or measurement period and, with respect to RTSR PSU awards, in accordance with the achievement levels determined as of the date of termination.

•Retirement. In the event of retirement, vesting of time-vesting RSUs and RTSR PSUs will not accelerate, but rather will continue to vest in accordance with the original vesting schedule determined at the date of grant. For these purposes, named executive officers are eligible for retirement after completing 10 years of continuous service as long as the sum of the named executive officer’s age and years of service is not less than 75. There are no special retirement eligibility considerations for Strategic Retention RSUs, which will be forfeited if employment is terminated prior to vesting subject to the exceptions in connection death or disability and change in control described above and below.
•Change in Control. In the event a change in control occurs during their respective vesting periods, certain equity awards provide for accelerated vesting. Unless the surviving entity in a change in control substitutes the awards with a grant of equivalent value, the time-vesting RSU awards vest automatically upon a change in control. With respect to RTSR PSU awards, the named executive officer will be entitled to compensation equal to the lesser of the maximum payout for such award or the fair market value of the earned shares on the date of the change of control. Unless the surviving entity in a change in control substitutes the awards with a grant of equivalent value, 100% of the target number of Strategic Retention PSUs vest automatically upon a change in control. The number of Strategic Retention PSUs to be so assumed or substituted shall be calculated as follows: (i) if the change in control date occurs during the first two years of the three-year performance period applicable to the Strategic Retention PSUs, then 100% of the target number of Strategic Retention PSUs shall be converted to time-based RSUs; or (ii) if the change in control date occurs during the third year of the performance period, then the Strategic Retention PSUs shall be converted to RSUs based on actual performance-to-date, as determined by the Compensation Committee in its discretion and in accordance with the award agreement, provided, however, that if actual performance is deemed not determinable, then 100% of the target number of Strategic Retention PSUs shall be converted to RSUs.
In consideration for the foregoing compensation, our named executive officers generally agree to certain restrictive covenants, including non-competition, non-solicitation, confidentiality, and non-disparagement.
The following tables describe estimated amounts of compensation and benefits that could be payable to each named executive officer upon certain terminations or a change in control. All amounts assume the named executive officers terminated employment as of December 31, 2022 and, where applicable, elected to continue COBRA coverage under the Company’s health insurance plan for 12 months (with reimbursement levels equal to the 2022 Company-paid portion of the officer’s health insurance premium); the value of the accelerated vesting is based on the closing price of our common stock as reported on Nasdaq on December 30, 2022, which was $15.88. The actual amounts that would be paid to each named executive officer upon termination of employment or a change in control can only be determined at the time the actual triggering event occurs. The estimated amounts of compensation and benefits described below do not include certain equity-based compensation, which does not accelerate but continues to vest following retirement for executive officers who are eligible, or amounts payable under the Executive Supplemental Retirement Plan, which are set forth in the section above titled “Nonqualified Deferred Compensation.” This section identifies and quantifies the extent to which those retirement benefits are enhanced or accelerated upon the triggering events described below.
The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2022 for Christopher E. French.

Type of Payment	Termination without Cause prior to a Change in Control	Resignation for Good Reason prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control	Change in Control with no Termination	Termination with Cause or Resignation without Good Reason	Death or Disability
Severance Benefit	$689,000	-	$1,309,100	-	-	-
Healthcare continuation	10,627	-	10,627	-	-	-
Accelerated Vesting of RSUs	-	-	1,035,630	1,035,630	-	483,696
Accelerated Vesting of Strategic Retention PSUs	-	-	-	-	-	-
Accelerated Vesting of RTSR PSUs	-	-	837,559	837,559	-	340,283
Total	$699,627	-	$3,192,916	$1,873,189	-	$823,979
The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2022 for Edward H. McKay.

Type of Payment	Termination without Cause prior to a Change in Control	Resignation for Good Reason prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control	Change in Control with no Termination	Termination with Cause or Resignation without Good Reason	Death or Disability
Severance Benefit	$397,500	-	$675,750	-	-	-
Healthcare continuation	15,169	-	15,169	-	-	-
Accelerated Vesting of RSUs	-	-	439,939	439,940	-	199,385
Accelerated Vesting of Strategic Retention PSUs	-	-	307,754	307,754	-	37,682
Accelerated Vesting of RTSR PSUs	-	-	413,817	413,817	-	165,061
Total	$412,669	-	$1,852,429	$1,161,511	-	$402,128

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2022 for James J. Volk.

Type of Payment	Termination without Cause prior to a Change in Control	Resignation for Good Reason prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control	Change in Control with no Termination	Termination with Cause or Resignation without Good Reason	Death or Disability
Severance Benefit	$401,700	-	$642,720	-	-	-
Healthcare continuation	15,173	-	15,173	-	-	-
Accelerated Vesting of RSUs	-	-	475,304	475,304	-	219,901
Accelerated Vesting of Strategic Retention PSUs	-	-	62,885	62,885	-	7,700
Accelerated Vesting of RTSR PSUs	-	-	397,778	397,778	-	159,229
Total	$416,873	-	$1,593,860	$935,967	-	$386,830
The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2022 for Elaine M. Cheng.

Type of Payment	Termination without Cause prior to a Change in Control	Resignation for Good Reason prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control	Change in Control with no Termination	Termination with Cause or Resignation without Good Reason	Death or Disability
Severance Benefit	$315,000	-	$472,500	-	-	-
Healthcare continuation	15,173	-	15,173	-	-	-
Accelerated Vesting of RSUs	-	-	262,767	262,766	-	119,719
Accelerated Vesting of Strategic Retention PSUs	-	-	111,954	111,954	-	13,709
Accelerated Vesting of RTSR PSUs	-	-	239,582	239,582	-	96,430
Total	$330,173	-	$1,101,976	$614,302	-	$229,858

The following table shows the potential payments upon a hypothetical termination or change in control of the Company effective as of December 31, 2022 for Richard W. Mason.

Type of Payment	Termination without Cause prior to a Change in Control	Resignation for Good Reason prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control	Change in Control with no Termination	Termination with Cause or Resignation without Good Reason	Death or Disability
Severance Benefit	$315,000	-	$472,500	-	-	-
Healthcare continuation	-	-	-	-	-	-
Accelerated Vesting of RSUs	-	-	257,208	257,208	-	116,928
Accelerated Vesting of Strategic Retention PSUs	-	-	149,272	149,272	-	18,278
Accelerated Vesting of RTSR PSUs	-	-	238,009	238,009	-	95,548
Total	$315,000	-	$1,116,989	$644,489	-	$230,754
Pay Ratio Disclosure
In 2015, the SEC adopted rules (as required by the Dodd-Frank Act) requiring disclosure of: (i) the annual total compensation of our median employee (excluding our Chief Executive Officer); (ii) the annual total compensation of our Chief Executive Officer; and (iii) the ratio of the annual total compensation of our median employee to the annual total compensation of our Chief Executive Officer. The annual total compensation of our Chief Executive Officer for fiscal year 2022, as reported in the Summary Compensation Table included in this Proxy Statement, was $2,816,123. The annual total compensation of the median employee, excluding our Chief Executive Officer, for fiscal year 2022, was $80,031. As a result, we estimate that the ratio of the annual total compensation of our Chief Executive Officer to the total compensation of our median employee was 35 to 1 for fiscal year 2022.
We identified the median employee by using the actual compensation paid during 2022, as reported on IRS Form W-2, to our employees as of December 31, 2022. Compensation for employees who joined the Company after January 1, 2022 was annualized for purposes of identifying the median employee. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology used for calculating the total compensation of our Chief Executive Officer as set forth in the Summary Compensation Table.
Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2022 to be included in the proxy statement for the Company’s 2023 annual meeting of shareholders (the “Proxy”). Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy and incorporate by reference into the Company’s Annual Report on Form 10-K.

Respectfully submitted,

THE COMPENSATION COMMITTEE

John W. Flora, Chair
Tracy Fitzsimmons
Richard L. Koontz, Jr.

Pay Versus Performance
In 2022, the SEC adopted rules (as required by the Dodd-Frank Act) requiring disclosure of the relationship between the executive compensation actually paid and the financial performance of the Company over a defined time horizon. The below table outlines the total Compensation Actually Paid (CAP) calculated in accordance with the SEC rules for the Principal Executive Officer (PEO), which is the Company’s Chief Executive Officer, and the average of the total compensation actually paid for the Non-PEO Named Executive Officers (NEOs) for the given year. Additionally, the table includes the Company-Selected Measure of Adjusted EBITDA, as defined and described in more detail under “Compensation Discussion and Analysis – Annual Incentive Bonuses,” which the Company considers the most important financial performance measure used to link CAP of the PEO and Non-PEO NEOs to Company performance.

					Value of Initial Fixed $100 Investment Based On:		Net (Loss) Income (in thousands)	Adjusted EBITDA (in thousands)
Year	Summary Compensation Table Total for PEO (a)	Compensation Actually Paid to PEO (b)	Average Summary Compensation Table Total for Non-PEO NEOs (c)	Average Compensation Actually Paid to Non-PEO NEOs (b)(c)	Total Shareholder Return	Peer Group Total Shareholder Return (d)
2022	$2,816,123	$2,212,185	$1,352,904	$966,594	$63	$90	$(8,379)	$75,961
2021	2,420,824	1,620,948	1,050,218	810,027	101	116	1,003,537	65,726
2020	2,875,067	2,548,852	1,173,111	1,107,434	105	110	120,659	55,789
_______________________________________________________
(a)The dollar amounts reported are the amounts of total compensation reported for our CEO, Mr. French, in the Summary Compensation Table (SCT) for fiscal years 2022, 2021 and 2020. Mr. French served as CEO for each of the years presented.
(b)The dollar amounts reported represent the amount of CAP, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid to our CEO or other NEOs during the applicable year, but rather is a value calculated under applicable SEC rules. In general, the amounts also include the year-end value of equity awards granted during the reported year and the change in the value of equity awards that were unvested at the end of the prior year, measured through the date the awards vested or were forfeited, or through the end of the reported fiscal year. NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included. Similarly, no adjustment is made for dividends as there are no dividend rights associated with the equity awards. To calculate the amounts of CAP, the following amounts were deducted from and added to (as applicable) “Total” compensation as reported in the SCT. No equity awards failed to meet the applicable vesting conditions during the applicable periods and there were therefore no related amounts subtracted.

Year	Executive(s)	Summary Compensation Table Total ($)	Subtract Stock Awards ($) (i)	Add Year-End Equity Value ($) (ii)	Change in Value of Prior Equity Awards ($) (ii)	Add Change in Value of Vested Equity Awards ($) (ii)	Compensation Actually Paid ($)
2022	CEO	$2,816,123	$(1,413,938)	$1,175,997	$(270,438)	$(95,559)	$2,212,185
	Other NEOs	1,352,904	(751,994)	556,781	(161,302)	(29,795)	966,594
2021	CEO	2,420,824	(1,387,736)	1,235,913	(503,285)	(144,768)	1,620,948
	Other NEOs	1,050,218	(488,300)	399,158	(126,310)	(24,739)	810,027
2020	CEO	2,875,067	(1,316,267)	1,220,367	(26,928)	(203,387)	2,548,852
	Other NEOs	1,173,111	(441,113)	390,041	(2,843)	(11,762)	1,107,434
_______________________________________________________
(i)Represents the grant date fair value of the equity awards as reported in the “Stock Awards” column in the SCT for each applicable year.
(ii)The fair value of equity awards reported for CAP purposes were valued at each fiscal year end during the vesting period. As discussed in “Executive Compensation – Compensation Discussion and Analysis,” the Company currently grants three types of equity awards. The RTSR PSU awards were valued via Monte Carlo Simulation, the RSU awards were valued using the market closing price of the Company's common stock, and the Strategic Retention PSU awards were valued using the market closing price of the Company's stock and the Company's current assessment of performance towards the underlying objectives. Certain non-PEO's compensation during 2020 included awards of incentive stock options. These option awards were valued using a Black-Scholes option pricing model.

(c)The dollar amounts reported are the amounts of total compensation reported for our NEOs, other than our CEO. For 2022, reflects compensation information for Mr. McKay, Mr. Volk, Ms. Cheng, and Mr. Mason. For 2021, reflects compensation information for Mr. McKay, Mr. Volk, Ms. Cheng, and Ms. Tormey (formerly Banks). For 2020, reflects compensation information for Mr. McKay, Mr. Volk, Mr. Heimbach, and Mr. Pirtle.
(d)The Peer Group selected for Total Shareholder Return comparisons is the Nasdaq Telecommunications Index.

The various metrics that the Company uses for both our long-term and short-term incentive awards are described in greater detail in “Executive Compensation – Compensation Discussion and Analysis.” The three items listed below represent the most important measures used to link executive compensation actually paid to the Company's actual performance:
a.Adjusted EBITDA
b.Relative Total Shareholder Return
c.Total Fiber Homes/Businesses Passed
Pay versus Adjusted EBITDA: As shown in the chart above, the Company's Adjusted EBITDA has steadily increased over the disclosure period and is aligned with the PEO's and other NEOs' CAP. The Company considers Adjusted EBITDA to be the most important financial performance measure used to link CAP to the performance of PEO and Non-PEO NEOs as the Company believes it is the measure that most closely reflects the continued financial growth of the Company.

Pay versus TSR: As shown in the chart above, the PEO and other NEO's CAP amounts are aligned with the Company's TSR. This is due primarily to the Company's use of equity incentives, which are tied in part directly to stock price in addition to the Company's financial performance.
Pay versus Net Income (Loss): As shown in the chart above, the Company's net income has varied significantly over the disclosure period. The 2021 net income results included the Company's wireless operations, which were divested in 2021 as a result of the acquisition of such assets by T-Mobile. The Company believes this divestiture transaction delivered significant shareholder value through the associated extra-ordinary dividend paid in August 2021. The 2022 net income results included the restructuring and one-time charges as a result of the Company's decision to cease its fixed wireless business operations. Additionally, while net income has varied as noted, the PEO's and other NEOs' CAP has also varied significantly each year. This is due in large part to the significant emphasis the Company places on equity incentives, which are sensitive to changes in stock price. In addition, the Company does not use net income to determine compensation levels or any incentive compensation metrics or objectives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee for the 2022 fiscal year were Mr. Flora, who is the Chair, Dr. Fitzsimmons and Mr. Koontz. During 2022, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on either our Compensation Committee or our Board of Directors. No member of the Compensation Committee serving during 2022 had any relationship requiring disclosure under the section titled “Certain Relationships and Related Transactions” set forth below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
As set forth in the Audit Committee charter, the Audit Committee is responsible for reviewing and approving all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC. Accordingly, the Audit Committee does not approve any related party transaction unless it is (a) deemed commercially reasonable, fair and in, or not inconsistent with, the best interest of the Company, and (b) determined to have terms comparable to those that could be obtained in an arm's-length transaction with an unrelated third party.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed RSM US LLP (“RSM”), as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023. Our shareholders are asked to ratify that appointment at the annual meeting. In accordance with its charter, the Audit Committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms. If the shareholders do not ratify the appointment of RSM, the Audit Committee will reconsider whether or not to retain RSM as the Company’s independent registered public accounting firm. Even if the appointment of RSM is ratified by the shareholders, the Audit Committee may change the appointment at any time if it determines that a change would be in the best interests of the Company and its shareholders.
Representatives of RSM are expected to attend the annual meeting, will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.
RSM served as the Company’s independent registered public accounting firm for the Company’s fiscal year ended December 31, 2022. The following sets forth the aggregate fees billed by RSM to the Company for the audit of our annual financial statements for the fiscal year ended December 31, 2022 and, for comparison purposes, the aggregate fees billed by KPMG LLP for the fiscal year ended December 31, 2021, and fees billed for other services rendered during those periods (in thousands). There were no fees for any services from RSM for the fiscal year ended December 31, 2021 and no fees for any services from KPMG for the fiscal year ended December 31, 2022.

	2022	2021
Audit fee (1)	$1,532	$4,385
Audit-related fee (2)	-	-
Tax fee (3)	-	-
All other fee (4)	-	-
Total	$1,532	$4,385
1.Fees for services in connection with the audit of our financial statements and review of our quarterly financial statements.
2.Fees for services provided in connection with financial due diligence.
3.Fees for tax compliance, tax planning, and tax advice, including tax return preparation and requests for rulings or technical advice from tax authorities.
4.Fees for services provided, excluding the services described above, if any.
In making its appointment of RSM as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023, the Audit Committee considered whether RSM’s provision of non-audit services is compatible with maintaining RSM’s independence. RSM does not presently provide any non-audit services to the Company.
Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by such firm. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.
The Board of Directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of RSM US LLP.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Company’s Board of Directors is a standing committee composed of four non-employee directors who meet the independence and expertise requirements of the listing standards of the Nasdaq Stock Market.
During the fiscal year ended December 31, 2022, the Audit Committee reviewed with the Company’s management, internal audit department, and RSM, the scope of the annual audit and audit plans, the results of internal control testing and external audit examinations, the evaluation of the Company’s system of internal controls, the quality of the Company’s financial reporting, and the Company’s process for legal and regulatory compliance. The Audit Committee also monitored the progress and results of the testing of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as described in greater detail in the section titled “Review of Internal Control Over Financial Reporting” in the proxy statement for the 2022 annual meeting of shareholders.
Management is responsible for the Company’s system of internal controls, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. RSM is responsible for performing an integrated audit and issuing reports on the following: (1) the Company’s consolidated financial statements; and (2) the Company’s internal controls over financial reporting. As provided in its charter, the Audit Committee’s responsibilities include monitoring and overseeing these processes.
Consistent with this oversight responsibility, RSM reported directly to the Audit Committee. The Audit Committee appointed RSM as the Company’s independent registered public accounting firm and approved the firm’s fees. The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and RSM the audited financial statements for the year ended December 31, 2022, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022, and RSM’s evaluation of the Company’s internal control over financial reporting as of that date. The Committee has also discussed with RSM the matters that the independent public accountants must communicate to the Committee under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”).
With respect to the Company’s independent public accountants, the Audit Committee discussed with RSM, among other things, matters relating to its independence and has received the written disclosures and the letter from RSM required by applicable provisions of the PCAOB regarding the independent public accountants’ communications with the Audit Committee concerning independence. The Audit Committee reviews and approves the annual audit fees and any changes in annual audit fees. The Audit Committee or its Chairman, to whom authority has been delegated by the Committee, reviews and approves in advance all non-audit services provided to the Company by RSM. Any fee approvals made by the Chairman pursuant to such delegation of authority are subsequently ratified by the full Audit Committee at its next meeting.
The Audit Committee annually reviews the independence and performance of its independent public accounting firm, including its lead audit partner and engagement team, in connection with the Committee’s responsibility for the appointment and oversight of the Company’s independent public accountants and determines whether to re-engage its independent public accounting firm or consider other audit firms. In doing so, the Committee considers, among other things, the quality and efficiency of the independent public accounting firm’s historical and recent performance on the Company’s audit, the firm’s capability and expertise, the quality and candor of communications and discussions with the firm, the ability of the firm to remain independent, external data relating to audit quality and performance (including recent PCAOB reports on the firm’s and its peer firms), and the appropriateness of fees charged. The Committee also considers RSM’s tenure as the Company’s independent public accountant and its representatives’ familiarity with our operations, businesses, accounting policies and practices, and internal control over financial reporting. Based upon the foregoing considerations, the Audit Committee believes that the continued retention of RSM to serve as the Company’s independent public accountants is in the best interests of the Company and its shareholders.
In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited consolidated financial statements in the

Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Leigh Ann Schultz, Chair
Victor C. Barnes
Kenneth L. Quaglio
REVIEW OF INTERNAL CONTROL OVER FINANCIAL REPORTING
The Audit Committee, the other members of the Board of Directors and the Company’s management are committed to maintaining a strong and sustainable internal control environment.
As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2021, the Company pursued a multi-year, phased approach to remediate its material weaknesses. During the quarter ended December 31, 2022, the Company completed implementation of management's remediation plan. Our 2022 accomplishments are summarized below.
•We formed a Company wide, cross functional task force of employees, charged with implementing the remediation plan with regular reports on progress provided to the Principal Executive Officer and Principal Financial Officer.
•We completed an implementation of a new enterprise resource planning (“ERP”) system and a lease accounting system. In the process of deploying these new systems, we designed and implemented new, or otherwise enhanced existing, internal control activities to complement operational and administrative process changes required to support the functionality of our new ERP and lease accounting systems.
•We completed a reevaluation of our accounting policies including those established in conjunction with management’s remediation plan as reported in Item 9A of our 2021 Form 10-K. As a result of this effort, we did not identify any new significant financial reporting risks that required implementation or enhancement of new or existing policies or key internal control activities.
•Employee incentives and professional development opportunities were thoughtfully designed and drove employee engagement, retention, and focus on our remediation plan. Employee turnover did not have a significant impact on our remediation efforts.

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system was designed to provide reasonable assurance as to the integrity and reliability of the published financial statements. The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework (2013 framework). Based on its assessment, the Company’s management believes that, as of December 31, 2022, the Company’s internal control over financial reporting is effective based on those criteria.

RSM US LLP, an independent registered public accounting firm, which audited the Company’s consolidated financial statements included in this Annual Report, has issued an attestation report on the Company’s internal control over financial reporting containing the disclosure required by this Item.

APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee (the “Audit Committee”) of the Board of Directors of Shenandoah Telecommunications Company (the “Company”) conducted a competitive process to select the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. The Company invited several independent registered public accounting firms to participate in this process.
Following this process, on March 1, 2022, the Audit Committee approved the engagement of RSM US, LLP (“RSM”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. On March 1, 2022, the Audit Committee also notified KPMG LLP (“KPMG”), the Company’s current independent registered public accounting firm, that it would be dismissed from that position effective immediately.
The audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2021 and 2020 issued by KPMG did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles, except that KPMG's report on the consolidated financial statements of the Company as of and for the year ended December 31, 2020, contained a separate paragraph stating that “As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842), and all related amendments.”
During the fiscal years ended December 31, 2021 and 2020, and the subsequent interim period through March 1, 2022, there were (i) no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (“Regulation S-K”) and the related instructions thereto) between the Company and KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference thereto in its report on the Company’s consolidated financial statements and (ii) no “reportable events” (as described in Item 304(a)(1)(v) of Regulation S-K), except concerning the material weaknesses in the Company’s internal control over financial reporting disclosed in Item 9A of each of the Company’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2021 and 2020, filed with the Securities and Exchange Commission (the “SEC”). The subject matter of this reportable event was discussed by the Audit Committee with KPMG. The Company has authorized KPMG to respond fully to the inquires of RSM concerning the subject matter of the reportable event.
During the fiscal years ended December 31, 2021 and 2020, and the subsequent interim period through March 1, 2022, neither the Company nor anyone on its behalf has consulted with RSM in regards to the Company’s consolidated financial statements, which were audited by KPMG as its independent registered public accounting firm, with respect to (i) the application of accounting principles to a specific transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on the Company’s consolidated financial statements or (iii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K).

PROPOSAL NO. 3
NON-BINDING VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and the SEC’s rules thereunder, the Board of Directors is asking shareholders to approve, in a non-binding vote, the Company’s named executive officer compensation as disclosed in this proxy statement, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to attract and retain the management talent needed to successfully lead our Company and increase shareholder value.
The Board urges shareholders to read the Compensation Discussion and Analysis beginning on page 20 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table appearing on page 28 and other related compensation tables and narratives of this proxy statement, which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement reflects and supports these compensation policies and procedures.
A vote on this proposal, commonly referred to as a “say-on-pay” resolution, is not binding on the Board of Directors or the Company, nor will it create or imply any change in the fiduciary duties of the Board or the Compensation Committee. Although the vote is non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.
This proposal will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal.
The Company's current policy is to provide shareholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the annual meeting of shareholders. Accordingly, the next such vote is expected to occur at the 2024 annual meeting of shareholders.
The Board of Directors unanimously recommends that shareholders vote FOR the approval of the compensation of the Company’s named executive officers.

PROPOSAL NO. 4
NON-BINDING VOTE ON FREQUENCY OF FUTURE
NON-BINDING VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

The previously described proposal asks shareholders to vote on a non-binding basis to approve the Company’s named executive officer compensation. The Company is required under Section 14A of the Exchange Act and the SEC’s rules thereunder to provide this type of non-binding vote at least once every three years. In accordance with Section 14A of the Exchange Act and related SEC rules, this proposal asks shareholders to vote on whether future non-binding votes on named executive officer compensation should occur annually, every two years or every three years.

In 2017, the Company’s shareholders approved the proposal that non-binding votes on named executive officer compensation occur annually, and the Company has conducted such votes each subsequent year. After careful consideration, the Board of Directors has determined that continuing to have a non-binding vote on executive compensation annually is the most appropriate policy for the Company at this time, and recommends that future non-binding votes on named executive officer compensation occur annually. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Holding an annual non-binding vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures.

This vote on the frequency of future non-binding votes on executive compensation is not binding on the Board or the Company. Shareholders will be able to specify one of four choices for this proposal on the proxy card: annually; every two years; every three years; or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation.

The option of one year, two years or three years that receives a majority of all the votes cast will be the frequency of future shareholder votes on named executive officer compensation that has been recommended by shareholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by shareholders. Although this vote is not binding on it, the Board will take into account the outcome of this vote in making a determination on the frequency at which non-binding votes on named executive officer compensation will be included in the Company’s proxy statement.

The Board of Directors unanimously recommends that shareholders vote to conduct future non-binding votes on named executive compensation annually.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2024
Shareholders who intend to present proposals at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) and have those proposals included in the Company’s proxy statement for the 2024 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must ensure that those proposals are received at the Company’s principal executive offices located at 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary, no later than November 11, 2023. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2024 Annual Meeting.
In addition, the Company’s bylaws require that notice of proposals by shareholders (including nominations of directors) to be brought before any annual meeting (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the company’s notice of meeting) must be received by the Company’s Corporate Secretary at the address set forth above no more than 150 days prior to, and not fewer than 120 days before, the first anniversary of the preceding year's annual meeting. Accordingly, any such notice of proposal to be brought before our 2024 annual meeting must be received between November 27, 2023 and December 27, 2023. Such notice must also comply with the other requirements set forth in the Company's bylaws. The provisions in the Company’s bylaws concerning notice of proposals by shareholders are not intended to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
OTHER MATTERS
The Board of Directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Derek C. Rieger
Secretary

Dated: March 10, 2023

SHENTEL®
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SHENANDOAH TELECOMMUNICATIONS COMPANY
500 SHENTEL WAY
P.O. BOX 459
EDINBURG, VA 22824-0459

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V03096-P82810

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SHENANDOAH TELECOMMUNICATIONS COMPANY

The Board of Directors recommends you vote FOR each director (please mark your vote for each director separately)

1. Election Of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Tracy Fitzsimmons	☐	☐	☐
1b. John W. Flora	☐	☐	☐
1c. Kenneth L. Quaglio	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3

The Board of Directors recommends you vote ANNUALLY for Proposal 4

	Annually	**Every 2 Years**	**Every 3 Years**	**Abstain**
4. To consider and approve, in a non-binding vote, the frequency of future shareholder votes on named executive officer compensation.	☐	☐	☐	☐

	Yes	**No**
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SHENTEL®

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The NOTICE OF MEETING AND PROXY STATEMENT, ANNUAL REPORT AND FORM 10-K AND SHAREHOLDER LETTER are available at www.proxyvote.com.

V03097-P82810

SHENANDOAH TELECOMMUNICATIONS COMPANY
Annual Meeting of Shareholders
April 25, 2023 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Tracy Fitzsimmons, John W. Flora and Thomas A. Beckett, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SHENANDOAH TELECOMMUNICATIONS COMPANY that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, ET on April 25, 2023, at the Shenandoah Telecommunications Auditorium, 500 Shentel Way, Edinburg, VA 22824, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side